Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

dated

February 28, 2025

by and among

TheRas, Inc.,

Helix Acquisition Corp. II,

and

Helix II Merger Sub, Inc.

TABLE OF CONTENTS

Annex A Page No.
ARTICLE I DEFINITIONS		A-3

1.1	Certain Definitions	A-3
1.2	Further Definitions	A-12
1.3	Construction	A-14

ARTICLE II THE DOMESTICATION AND THE MERGER		A-15

2.1	The Domestication	A-15
2.2	The Merger	A-16
2.3	Closing	A-16
2.4	Directors and Officers of PubCo and the Surviving Corporation	A-16
2.5	Taking of Necessary Action; Further Action	A-17
2.6	Appraisal Rights	A-17
2.7	Transaction Expenses	A-18

ARTICLE III CONSIDERATION TO COMPANY SECURITYHOLDERS		A-18

3.1	Conversion of Company Securities	A-18
3.2	Appointment of Exchange Agent	A-19
3.3	Exchange of Shares	A-19
3.4	Closing Consideration Spreadsheet	A-20
3.5	No Fractional Shares	A-21
3.6	Withholding	A-21
3.7	No Further Ownership Rights in Company Securities	A-21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-21

4.1	Corporate Existence and Power	A-21
4.2	Authorization	A-22
4.3	Governmental Authorization	A-22
4.4	HSR	A-22
4.5	Non-Contravention	A-22
4.6	Capitalization	A-23
4.7	Corporate Records	A-24
4.8	Subsidiaries	A-24
4.9	Consents	A-24
4.10	Financial Statements	A-24
4.11	Books and Records	A-25
4.12	Internal Accounting Controls	A-25
4.13	Absence of Certain Changes	A-25
4.14	Properties; Title to the Company’s Assets	A-26
4.15	Litigation	A-26
4.16	Material Contracts	A-26
4.17	Licenses and Permits	A-28
4.18	Compliance with Laws	A-28
4.19	Intellectual Property	A-29
4.20	Healthcare Laws	A-31
4.21	Accounts Payable; Affiliate Loans	A-32
4.22	Employees; Employment Matters	A-32
4.23	Withholding	A-33
4.24	Employee Benefits	A-33

i

4.25	Real Property	A-34
4.26	Tax Matters	A-35
4.27	Environmental Laws	A-36
4.28	Finders’ Fees	A-37
4.29	Powers of Attorney and Suretyships	A-37
4.30	Directors and Officers	A-37
4.31	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	A-37
4.32	Insurance	A-38
4.33	Related Party Transactions	A-38
4.34	Top Customers, Vendors, and Suppliers	A-38

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-38

5.1	Corporate Existence and Power	A-38
5.2	Authorization	A-39
5.3	Governmental Authorization	A-39
5.4	HSR	A-39
5.5	Non-Contravention	A-39
5.6	Finders’ Fees	A-40
5.7	Capitalization	A-40
5.8	Information Supplied	A-40
5.9	Trust Account	A-41
5.10	Parent SEC Documents and Financial Statements	A-41
5.11	Certain Business Practices	A-42
5.12	Anti-Money Laundering Laws	A-42
5.13	Affiliate Transactions	A-42
5.14	Litigation	A-42
5.15	Expenses, Indebtedness and Other Liabilities	A-43
5.16	Tax Matters	A-43
5.17	Parent Benefit Arrangements	A-44
5.18	Business Activities; Contracts and Liabilities	A-44
5.19	No Undisclosed Liabilities	A-45
5.20	PIPE Investment; Non-Redemption Agreements	A-45

ARTICLE VI COVENANTS OF THE PARTIES		A-45

6.1	Conduct of Business	A-45
6.2	Exclusivity	A-48
6.3	Access to Information	A-49
6.4	Notices of Certain Events	A-49
6.5	Cooperation with Registration Statement, Proxy Statement/Prospectus; Other Filings	A-50
6.6	Company Financial Statements and Financial Information; Company Business Plan	A-52
6.7	Reasonable Best Efforts; Further Assurances; Governmental Consents	A-53
6.8	Confidentiality	A-53
6.9	Directors’ and Officers’ Indemnification and Liability Insurance	A-55
6.10	Sponsor Indemnification	A-56
6.11	Certain Tax Matters	A-56
6.12	Litigation	A-57

ARTICLE VII COVENANTS OF THE COMPANY		A-58

7.1	Commercially Reasonable Efforts to Obtain Consents	A-58
7.2	Company Stockholder Approval	A-58
7.3	No Parent Securities Transactions	A-58

ARTICLE VIII COVENANTS OF PARENT		A-58

8.1	Nasdaq Listing	A-58
8.2	PubCo Equity Incentive Plan and PubCo ESPP	A-58
8.3	Trust Account	A-59
8.4	PIPE Investment	A-59
8.5	Non-Redemption Agreements	A-59
8.6	Adoption of Registration Statement	A-60
8.7	Section 16 Matters	A-60
8.8	Obligations of Merger Sub	A-60
8.9	Employment Agreements	A-60

ARTICLE IX CONDITIONS TO CLOSING		A-60

9.1	Condition to the Obligations of the Parties	A-60
9.2	Conditions to Obligations of Parent and Merger Sub	A-61
9.3	Conditions to Obligations of the Company	A-62
9.4	Frustration of Conditions	A-62
9.5	Waiver of Conditions	A-62

ARTICLE X TERMINATION		A-63

10.1	Termination Without Default	A-63
10.2	Termination Upon Default	A-63
10.3	Effect of Termination	A-63

ARTICLE XI MISCELLANEOUS		A-64

11.1	Notices	A-64
11.2	Amendments; No Waivers; Remedies	A-65
11.3	Arm’s Length Bargaining; No Presumption Against Drafter	A-65
11.4	Publicity	A-65
11.5	Expenses	A-65
11.6	No Assignment or Delegation	A-66
11.7	Governing Law	A-66
11.8	Waiver of Jury Trial	A-66
11.9	Submission to Jurisdiction	A-66
11.10	Counterparts; Facsimile Signatures	A-66
11.11	Entire Agreement	A-67
11.12	Severability	A-67
11.13	Further Assurances	A-67
11.14	Third Party Beneficiaries	A-67
11.15	Waiver	A-67
11.16	Non-Recourse	A-67
11.17	Non-Survival of Representations and Warranties	A-67
11.18	No Other Representations; No Reliance	A-68
11.19	Conflicts and Privilege	A-69

EXHIBITS

Exhibit A	Form of PubCo COI
Exhibit B	Form of PubCo Bylaws
Exhibit C	Form of Parent Support Agreement
Exhibit D	Form of Subscription Agreement
Exhibit E	Form of Non-Redemption Agreement
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Company Stockholder Written Consent
Exhibit I	Form of Company Support Agreement
Exhibit J	Form of PubCo Equity Incentive Plan
Exhibit K	Form of PubCo Employee Stock Purchase Plan
Exhibit L	Form of FIRPTA Certificate

SCHEDULES

Company Schedules
Parent Schedules

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of February 28, 2025 (this “Agreement”), is entered into by and among TheRas, Inc., a Delaware corporation (doing business as BridgeBio Oncology Therapeutics) (the “Company”), Helix Acquisition Corp. II, a Cayman Islands exempted company (which shall de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one Business Day prior to the Closing Date (as defined below)) (prior to the Domestication Effective Time, “Parent”, and at and after the Domestication Effective Time, “PubCo”), and Helix II Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S E T H:

A. The Company is in the business of drug discovery, research and therapeutic development through clinical evaluation (the “Business”);

B. Parent is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and Merger Sub is a wholly-owned Subsidiary of Parent formed for the sole purpose of effecting the Merger;

C. Prior to the Domestication, pursuant to the Parent Support Agreement, each holder of each issued and outstanding Parent Class B Share (other than the Sponsor Forfeited Shares (as defined in the Parent Support Agreement executed by the Sponsor), shall irrevocably and unconditionally elect to convert, on a one-for-one basis, each Parent Class B Share held by it into one (1) Parent Class A Share (the “Class B Share Conversion”);

D. On the day that is one Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) and subject to the conditions of this Agreement, Parent shall de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Parent Articles, Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”);

E. Concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware substantially in the form attached as Exhibit A hereto (the “PubCo COI”) and adopt bylaws substantially in the form attached as Exhibit B (the “PubCo Bylaws”) in each case, with such changes as may be agreed in writing by Parent and the Company;

F. At the Merger Effective Time, which shall occur on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), as a result of which the Company will be the surviving company and a wholly-owned Subsidiary of PubCo;

G. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor, Cormorant, and Parent’s Independent Directors holding Parent Ordinary Shares are entering into and delivering a support agreement, substantially in the form attached hereto as Exhibit C (the “Parent Support Agreement”), pursuant to which (a) the Sponsor, Cormorant, and such Independent Directors have agreed (i) not to transfer or redeem any Parent Ordinary Shares held by such Parent Shareholder and (ii) to vote in favor of this Agreement and the Domestication, the Merger and the other Transactions at the Parent Shareholder Meeting, and (b) Sponsor has agreed to surrender the Sponsor Forfeited Shares, in each case upon the terms and subject to the conditions set forth therein;

H. Each of the parties hereto intends that, for U.S. federal income tax purposes, (i) the Class B Share Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder (the “Class B Share Conversion Intended Tax Treatment”), (ii) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder (the “Domestication Intended Tax Treatment”), (iii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Parent, Merger Sub, and the Company are parties under Section 368(b) of the Code (the “Merger Intended Tax Treatment” and, together with the Class B Share Conversion Intended Tax Treatment and the Domestication Intended Tax Treatment, the “Intended Tax Treatment”), and (iv) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

I. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Parent has entered into subscription agreements, in substantially the form attached hereto as Exhibit D (collectively, the “Subscription Agreements”), with the PIPE Investors, pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase, at the Closing, shares of PubCo Common Stock at a purchase price equal to the Redemption Price, for an aggregate cash amount of $260,000,000 (the “PIPE Investment”);

J. Parent intends to use commercially reasonable efforts to enter into employment agreements with the Company executive employees listed in Company Schedule 1.1(a), in a form to be mutually agreed by Parent and such executives prior to Closing (collectively, the “Employment Agreements”), which Employment Agreements would become effective as of the Closing;

K. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Parent has entered into non-redemption agreements, in substantially the form attached hereto as Exhibit E (collectively, the “Non-Redemption Agreements”), with certain existing Parent Shareholders (the “Non-Redeeming Shareholders”), pursuant to which the Non-Redeeming Shareholders have agreed, subject to the terms and conditions set forth therein, to hold or acquire, as applicable, and not to redeem an aggregate of 450,900 Parent Ordinary Shares in connection with the Transactions, on the terms and subject to the conditions set forth therein;

L. In connection with the Transactions, concurrently with the Closing, the Lock-up Stockholders will enter into and deliver a lock-up agreement substantially in the form attached hereto as Exhibit F (the “Lock-Up Agreements”) and the Company Securityholders will be subject to the lock-up provisions set forth in the PubCo Bylaws;

M. In connection with the Transactions, concurrently with the Closing, Parent, Sponsor, Cormorant and certain other shareholders of PubCo to be mutually agreed by the Company and Parent will enter into a registration rights agreement substantially in the form attached hereto as Exhibit G (the “Registration Rights Agreement”);

N. The Board of Directors of the Company has unanimously (i) approved and declared advisable this Agreement, the Additional Agreements to which the Company is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and the Company Securityholders, and (iii) resolved to recommend that the Company Stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which the Company is or will be a party;

O. The Board of Directors of Parent (including the transaction committee and any other required committee or subgroup of such board) has (i) approved and declared advisable this Agreement, the Additional Agreements to which Parent is or will be party, the Domestication, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and the Parent Shareholders, and (iii) resolved to recommend that the Parent Shareholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which Parent is or will be a party;

P. The Board of Directors of Merger Sub has unanimously (i) approved and declared advisable this Agreement, the Additional Agreements to which Merger Sub is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Merger Sub and its sole stockholder, and (iii) resolved to recommend that the sole stockholder of Merger Sub approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which Merger Sub is or will be a party; and

Q. Parent, as the sole stockholder of Merger Sub, has (i) approved and declared advisable this Agreement, the Additional Agreements to which Merger Sub is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Merger Sub.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement:

“Action” means any action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Parent Support Agreement, the Registration Rights Agreement, the Subscription Agreements, the Non-Redemption Agreements, the Lock-Up Agreement and each other agreement, instrument and certificate required by, or contemplated in connection with, this Agreement to be executed by any of the parties hereto as contemplated by this Agreement, in each case only as is applicable to the relevant party or parties hereto who is or are a party to such Additional Agreement, as indicated by the context in which such term is used.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, whether through one or more intermediaries or otherwise. “Affiliate” shall also include, with respect to any individual natural Person, (a) such Peron’s a spouse, Parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law or (b) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (a) or of which such Person is a trustee.

“Aggregate Fully Diluted Company Shares” means the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Effective Time plus (b) the aggregate number of shares of Company Common Stock that are issuable upon, or subject to, the exercise or settlement of Company Options (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Merger Effective Time, plus (c) the aggregate number of shares of Company Preferred Stock (on an as converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Merger Effective Time.

“Aggregate Merger Consideration” means the number of shares of PubCo Common Stock equal to the quotient obtained by dividing (a) the Equity Value by (b) the Redemption Price.

“Aggregate Parent Closing Cash” means an amount equal to the sum of (i) the aggregate cash proceeds available for release to Parent from the Trust Account in connection with the Transactions (net of the Parent Redemption Amount but for the avoidance of doubt, prior to the payment of any Transaction Expenses); plus (ii) the aggregate cash proceeds actually received by Parent on the Closing Date in respect of the PIPE Investment.

“Agreement” has the meaning set forth in the preamble.

“Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any governmental, regulatory, quasi-judicial or administrative body, agency or authority, any court or judicial authority, any arbitrator (public or private), any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local, or any other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, liabilities, obligations, business or its transactions are otherwise reflected.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in San Francisco, California, Boston, Massachusetts or the Cayman Islands are authorized to close for business.

“CCC” means the California Corporations Code.

“Change of Control Payments” means any and all sale, retention, or change-of-control payments or bonuses, or any other similar payments, bonuses, compensation, benefits, or amounts, owing, due, or payable by or on behalf of the Company solely or partially in connection with the consummation of the Transactions, whether pursuant to any Contract or applicable Laws or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, in effect on the date hereof.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended and as in effect as of the date hereof.

“Company Common Stock” means common stock of the Company, par value $0.0001 per share.

“Company Equity Incentive Plan” means the TheRas, Inc. 2016 Equity Incentive Plan, as amended from time to time.

“Company Financial Statements” means the Company 2023 Unaudited Financial Statements, Company 2024 Balance Sheet, Company 2024 Statement of Operations, Company PCAOB Audited Financial Statements, and Company Unaudited Interim Financial Statements.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.5(a) (Non-Contravention), the last sentence of Section 4.5 (Non-Contravention), 4.6 (Capitalization), 4.8 (Subsidiaries), and 4.28 (Finders’ Fees).

“Company Intervening Event” means any Event that, individually or in the aggregate, (a) was not known or reasonably foreseeable to Parent’s Board of Directors as of the date hereof (or if known or reasonably foreseeable, the consequences or magnitude of which were not known or were not known or reasonably foreseeable as of the date hereof) and that becomes known to Parent’s Board of Directors after the date hereof and prior to the receipt of approval of the Parent Shareholder Approval and (b) that does not relate to an Alternative Transaction of Parent. Notwithstanding the foregoing, the amount of redemptions from the Trust Account pursuant to the Redemption shall not be deemed to be a Company Intervening Event.

“Company Option” means each option to purchase Company Common Stock granted, and that remains outstanding, under the Company Equity Incentive Plan or otherwise.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, Company Series B Preferred Stock, and Company Series Seed Preferred Stock.

“Company Schedules” means the disclosure schedules of the Company delivered to Parent by the Company concurrently with entering into this Agreement, and the term “Company Schedule” shall refer to the specified section of the Company Schedules, unless otherwise specified.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, and the Company Options.

“Company Securityholder” means, as at any particular reference time, each Person who holds Company Securities.

“Company Series A Preferred Stock” means the series A preferred stock of the Company, par value $0.0001 per share.

“Company Series B Preferred Stock” means the series B preferred stock of the Company, par value $0.0001 per share.

“Company Series Seed Preferred Stock” means the series seed preferred stock of the Company, par value $0.0001 per share.

“Company Stockholders” means, as at any particular reference time, the holders of Company Capital Stock.

“Company Transaction Expenses” means all fees, costs, expenses, obligations and liabilities of the Company incurred in connection with, or otherwise related to, the Transactions, the negotiation, execution and preparation of this Agreement and the Additional Agreements and the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, any and all filing fees payable by or on behalf of the Company to Authorities in connection with the Transactions, any and all change of control bonus payments, retention or similar payments payable by or on behalf of the Company as a result of the consummation of the Transactions and the employer portion of payroll Taxes payable as a result of the foregoing amounts, and all severance payments, retirement payments or similar payments or success fees payable by or on behalf of the Company in connection with the consummation of the Transactions and the employer portion of payroll Taxes payable as a result of the foregoing amounts.

“Consideration Ratio” means the quotient obtained by dividing (a) the Aggregate Merger Consideration by (b) the Aggregate Fully Diluted Company Shares.

“Contracts” means all contracts, subcontracts, agreements, leases (including Real Property Leases, equipment leases, car leases and capital leases), subleases, licenses, sublicenses, Permits, powers of attorney, commitments, bonds, notes, indentures, deeds of trust, mortgages, debt instruments, client contracts, statements of work (SOWs), sales and purchase orders and other instruments or obligations of any kind, in each case whether oral or written (including any amendments and other modifications thereto), to which the Company is a party or by which it or any of its assets are bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person.

“Copyleft Terms” means any terms of a license of Open Source Software (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Affero General Public License, Eclipse Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any Owned Software or other Owned IPR that is used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Owned Software or other Owned IPR for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Owned Software or other Owned IPR; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any third party under Intellectual Property Rights (including patents) regarding such Owned Software or other Owned IPR (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future patent licensing terms, or other abridgement or restriction of exercise or enforcement of any Intellectual Property Rights through any means.

“Cormorant” means Cormorant Asset Management, LP and its investment vehicles which own Parent Ordinary Shares.

“Data Protection Laws” means all Laws worldwide relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including to the extent applicable, the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, HIPAA, the regulations set forth in 42 C.F.R. Part 495 and 45 C.F.R. Parts 160, 164 and 170, the HITECH Act, Section 5 of the Federal Trade Commission Act, the FTC Red Flag Rules, the CAN SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, state data breach notification laws, state data privacy laws including the California Consumer Privacy Act, as amended, state data security laws, state consumer protection Laws, and any law concerning requirements for website and mobile application privacy policies and practices, or any outbound commercial communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“Environmental Laws” means all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, rights of first refusal or first offer, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“Equity Value” means $461,051,546.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practice), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, (j) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (k) any agreement to incur any of the same. For informational purposes, with respect to the Company, Indebtedness shall include any grants or loans that are not carried as tangible liabilities on the Company Financial Statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the Company Financial Statements).

“Independent Director” means, with respect to any corporation or company, a member of the Board of Directors of such corporation or company that qualified as an independent director under the Securities Act and Nasdaq rules.

“Intellectual Property Rights” means all intellectual property, including any and all rights, title, and interest, in any jurisdiction throughout the world, in or to the following (a) all technology (including patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), designs, licenses, and processes; (b) trademarks, service marks, logos, corporate and trade names, trade dress, brand names, slogans, registrations thereof or applications for registration therefor, and all other indicia of source or origin, together with all goodwill symbolized by or associated with any of the foregoing; (c) patents, patent applications, invention disclosures, including all continuations, continuations-in-part, divisionals, reissues, re-examinations, interferences, substitutions, provisionals, and extensions thereof; (d) trade secrets, know-how, inventions, procedures, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, confidential business information and other proprietary information; (e) copyrights, copyrightable materials, copyright registrations, applications for copyright registration, marks works and design rights, Software programs, data bases, u.r.l.s., and any other works of authorship, computer programs, technical data and information and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and all moral rights or similar attribution rights; (f) internet domain names and IP addresses; (g) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (h) all rights with respect to the foregoing, including all causes of action, judgements, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriation and other violations thereof.

“IPO” means the initial public offering of Parent pursuant to a prospectus dated February 8, 2024.

“Knowledge of Parent” or “to Parent’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge (after reasonable inquiry) of Bihua Chen or Caleb Tripp.

“Knowledge of the Company” or “to the Company’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge (after reasonable inquiry) of Eli Wallace, Pedro Beltran, Yong Ben, or Idan Elmelech.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, deed of trust, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, any option, right of first offer or right of first refusal in respect of such property or asset, or any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Stockholders” means the Sponsor and the Insiders (as defined in the Parent Support Agreement).

“Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts (each, an “Event”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate a material adverse effect upon the business (including the Business), assets, liabilities, results of operations or condition (financial or otherwise), of the Company or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Transactions; provided, however, that with respect to the foregoing clause (i) in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in general economic or political conditions; (b) changes in conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof (but only to the extent such escalation or worsening thereof was not reasonably foreseeable); (e) the taking of any action expressly required by this Agreement; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof, in each case effected after the date hereof; (g) the announcement of this Agreement or the consummation of the Transactions (but in each case only to the extent attributable to such announcement or consummation) (provided that the exception in this subclause (g) shall not apply to any representation or warranty contained in Section 4.3, 4.5 or 4.9 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Section 9.2(b)); (h) any natural disaster, epidemic, pandemic, or change in climate or act of God; or (i) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts giving rise to such failure may constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if such facts are not otherwise excluded under this definition); provided, further, that any Event referred to in subclauses (a), (b), (c), (d), (f) and (h) above may be taken into account in determining whether there has been or will be a Material Adverse Effect to the extent such Event has a disproportionate adverse effect on the Company relative to similarly situated companies in the same industry in which the Company conducts its operations.

“Nasdaq” means The Nasdaq Global Market.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any reciprocal license approved by the Open Source Initiative, in each case whether or not source code is available or included in such license.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky Laws, other than the Registration Statement and the other Offer Documents.

“Owned Software” means any and all proprietary Software owned (or purported to be owned), in whole or in part, by the Company.

“Parent Articles” means the Amended and Restated Memorandum and Articles of Association of Parent, as amended and as in effect as of the date hereof.

“Parent Class A Shares” means, prior to the Domestication, the Class A ordinary shares, $0.0001 par value, of Parent.

“Parent Class B Shares” means, prior to the Domestication, the Class B ordinary shares, $0.0001 par value, of Parent.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.5 (Non-Contravention), 5.6 (Finders’ Fees) and 5.7 (Capitalization).

“Parent Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate a material adverse effect upon the business, assets, liabilities, results of operations or condition (financial or otherwise), of Parent or Merger Sub or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that with respect to the foregoing clause (i) in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Parent Material Adverse Effect”: (a) any change in general economic or political conditions; (b) changes in conditions generally affecting the industries in which Parent or Merger Sub operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof (but only to the extent such escalation or worsening thereof was not reasonably foreseeable); (e) the taking of any action expressly required by this Agreement; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof, in each case effected after the date hereof; (g) the announcement of this Agreement or the consummation of the Transactions (but in each case only to the extent attributable to such announcement or consummation) (provided that the exception in this subclause (g) shall not apply to any representation or warranty contained in Sections 5.3 or 5.5 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Parent Material Adverse Effect for purposes of Section 9.3(b)); (h) any natural disaster, epidemic, pandemic, or change in climate or act of God.

“Parent Ordinary Shares” means Parent Class A Shares and Parent Class B Shares.

“Parent Schedules” means the disclosure schedules of Parent delivered to the Company by Parent concurrently with entering into this Agreement, and the term “Parent Schedule” shall refer to the specified section of the Parent Schedules, unless otherwise specified.

“Parent Shareholders” means the shareholders of Parent prior to the Closing.

“Parent Transaction Expenses” means all fees, costs, expenses, obligations and liabilities, in each case of the Parent Parties (including any such fees, costs, expenses, obligations or liabilities incurred by Sponsor or its Affiliates or Parent’s directors or officers, in each case on behalf of the Parent Parties and that the Parent Parties are liable for), incurred in connection with, or otherwise related to, the Transactions, the investigation or pursuit of prospective business combinations other than the Transactions, the negotiation, execution and preparation of this Agreement and the Additional Agreements and the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, any and all deferred underwriting fees, and any and all filing fees payable by Parent to Authorities in connection with the Transactions. For the avoidance of doubt, Parent Transaction Expenses shall not include any Company Transaction Expenses.

“Permit” means each license, franchise, permit, order, approval, consent, waiver, concession, exemption or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances with respect to Real Property in the public record; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice for amounts (i) that are not delinquent, (ii) that are not material to the Business, or the operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Financial Statements or Parent Financial Statements, as the case may be, in accordance with U.S. GAAP; and (d) the Liens set forth on Company Schedule 1.1(b).

“Person” means any natural person, sole proprietorship, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, joint venture, trust, unincorporated association, or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof or any other Authority.

“Personal Information” means any data or information, on any media that, alone or in combination with other data or information, can, directly or indirectly, be associated with or be reasonably used to identify an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual natural Person, or such Person’s vehicle, browser or device), or any other data or information that constitutes personal data, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law or Healthcare Laws (including protected health information, as defined in 45 C.F.R. §160.103).

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, and each other stock purchase, stock option, restricted stock, equity-based, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other employee benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability.

“PubCo Common Stock” means, following the Domestication, the common stock of PubCo, par value $0.0001 per share.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Redemption” means the redemption of such number of Parent Class A Shares, at the Redemption Price, in connection with the Transactions, which an eligible holder of Parent Class A Shares has elected to redeem, and has not withdrawn such election, all as determined in accordance with the Parent Articles and the Trust Agreement.

“Redemption Price” means an amount equal to the price at which each Parent Class A Share may be redeemed pursuant to the Redemption, as determined in accordance with the Parent Articles and the Trust Agreement.

“Registration Statement” means Parent’s registration statement on Form S-4 filed in connection with the Transactions, including the combined Proxy Statement/Prospectus included therein, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Regulatory Authority” means, as applicable, the FDA, the European Medicines Agency, Health Canada or other comparable Authority with responsibility for granting a marketing authorization with respect to a Company product candidate.

“Representatives” means, with respect to any Person, such Person’s Affiliates and the respective officers, directors, managers, consultant, employees, independent contractors, advisors (including financial advisors, counsel and accountants), representatives, agents and other legal representatives of such Person or its Affiliates.

“Required Company Consents” means the Company Consents set forth on Company Schedule 1.1(c).

“Required Parent Proposals” means the Merger Proposal, the Domestication Proposal, the Charter Amendment Proposal, and the Stock Issuance Proposal.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all (a) software, firmware, middleware, computer programs, operating systems, applications, and other code, including APIs, tools, compilers, files, scripts, architecture, algorithms, heuristics, data, data compilations, data files, databases, protocols, specifications, user interfaces, menus, buttons, icons, and other items, as well as foreign language versions, fixes, upgrades, updates, enhancements, and past and future versions and releases, in each case, including all source code, object code, or human readable code, (b) deep learning, machine learning, and other artificial intelligence technologies, and (c) manuals, notes, comments, or documentation for or related to any of the foregoing.

“Sponsor” means Helix Holdings II LLC, a Cayman Islands limited liability company.

“Subsidiary” means, with respect to any Person, any other Person of which at least fifty percent (50%) of the capital stock or other equity or voting securities of such other Person are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation Bylaws” means the bylaws of the Surviving Corporation, in form and substance reasonably acceptable to Parent and the Company.

“Surviving Corporation Charter” means the certificate of incorporation of the Surviving Corporation, in form and substance reasonably acceptable to Parent and the Company.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property, including the items listed on Company Schedule 4.14(a).

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any income (net or gross), gross receipts, net worth, severance, stamp, premium, environmental, capital stock, value added, inventory, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, Real Property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, escheat, unclaimed property, estimated and other Taxes, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement entered into in the ordinary course of business and the principal purpose of which is not Taxes).

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Terminating Contracts” means the Contracts listed on Company Schedule 1.1(d).

“Transaction Expenses” means the Company Transaction Expenses and Parent Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement (including the transactions contemplated by any Additional Agreement) to occur at or immediately prior to or at the Closing, including the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final or temporary form), as the same may be amended from time to time.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2 Further Definitions. The following terms have the meaning set forth in the locations set forth below:

Term	Location
Additional Parent SEC Documents	Section 5.10(a)
Affiliate Transaction	Section 4.33
Agreement	Preamble
Alternative Proposal	Section 6.2(b)
Alternative Transaction	Section 6.2(a)
Anti-Corruption Laws	Section 4.18(a)
Anti-Money Laundering Laws	Section 4.31(a)
Balance Sheet Date	Section 4.10(b)
Business	Recitals
Cayman Companies Act	Recitals
Cayman Registrar	Section 2.1(b)
Certificate of Domestication	Section 2.1(b)
Certificate of Merger	Section 2.2(a)
Change in Recommendation	Section 6.5(d)
Change in Recommendation Notice	Section 6.5(d)
Change in Recommendation Notice Period	Section 6.5(d)
Charter Amendment Proposal	Section 6.5(e)
Class B Share Conversion	Recitals
Class B Share Conversion Intended Tax Treatment	Recitals
Closing	Section 2.3
Closing Consideration Spreadsheet	Section 3.4(a)
Closing Date	Section 2.3
Closing Form 8-K	Section 6.5(k)
Closing Press Release	Section 6.5(k)
Company	Preamble
Company 2023 Unaudited Financial Statements	Section 4.10(a)
Company 2024 Balance Sheet	Section 4.10(a)
Company 2024 Statement of Operations	Section 4.10(a)
Company Board Recommendation	Section 4.2(b)
Company Consent	Section 4.9
Company Converted Option	Section 3.1(b)(ii)
Company Group	Section 11.19(b)
Company IPR	Section 4.19(b)
Company PCAOB Audited Financial Statements	Section 6.6(a)
Company Stockholder Approval	Section 4.2(c)
Company Stockholder Written Consent	Section 7.2
Company Unaudited Interim Financial Statements	Section 6.6(b)
Confidential Information	Section 6.8(b)
DGCL	Recitals
Director Election Proposal	Section 6.5(g)
Disclosing Party	Section 6.8(a)
Dissenting Shares	Section 2.6
Domestication	Recitals
Domestication Effective Time	Section 2.1(b)
Domestication Intended Tax Treatment	Recitals
Domestication Proposal	Section 6.5(g)
D&O Indemnified Party	Section 6.9(a)
D&O Tail	Section 6.9(b)
Enforceability Exceptions	Section 4.2(a)

Equity Plan Proposals	Section 6.5(g)
Exchange Agent	Section 3.2
Export Control Laws	Section 4.31(a)
Goodwin	Section 11.19(b)
Healthcare Laws	Section 4.20(a)
Intended Tax Treatment	Recitals
Interim Period	Section 6.1(a)
International Trade Control Laws	Section 4.31(a)
IPO Prospectus	Section 11.15
JOBS Act	Section 5.10(f)
Leased Real Property	Section 4.25(a)
Letter of Transmittal	Section 3.3(a)
Lock-Up Agreements	Recitals
Material Contracts	Section 4.16(a)
Material Suppliers	Section 4.34(b)
Merger	Recitals
Merger Effective Time	Section 2.2(a)
Merger Intended Tax Treatment	Recitals
Merger Proposal	Section 6.5(g)
Merger Sub	Preamble
Merger Sub Common Stock	Section 5.7(c)
Non-Redeeming Shareholders	Recitals
Non-Redemption Agreements	Recitals
Offer Documents	Section 6.5(b)
Outside Closing Date	Section 10.1(a)
Owned IPR	Section 4.19(b)
Parent	Preamble
Parent Board Recommendation	Section 5.2(b)
Parent Financial Statements	Section 5.10(c)
Parent Group	Section 11.19(a)
Parent Parties	Preamble to ARTICLE V
Parent Proposals	Section 6.5(g)
Parent Redemption Amount	Section 8.3
Parent Related Party	Section 5.13
Parent Related Party Transaction	Section 5.13
Parent SEC Documents	Section 5.10(a)
Parent Shareholder Approval	Section 5.2(c)
Parent Shareholder Meeting	Section 6.5(b)
Parent Support Agreement	Recitals
Per Share Merger Consideration	Section 3.4(a)(ii)
PHSA	Section 4.20(a)
PIPE Investment	Recitals
Premium Cap	Section 6.9(b)
Prohibited Party	Section 4.31(b)
Proxy Statement/Prospectus	Section 6.5(b)
PubCo	Preamble
PubCo Bylaws	Recitals
PubCo COI	Recitals
PubCo Equity Incentive Plan	Section 8.2
PubCo ESPP	Section 8.2

Public Certifications	Section 5.10(a)
Real Property Leases	Section 4.25(a)
Recipient	Section 6.8(a)
Registration Rights Agreement	Recitals
Released Claims	Section 11.15
Sanctioned Countries	Section 4.31(b)
Sanctions	Section 4.31(a)
Signing Form 8-K	Section 6.5(a)
Signing Press Release	Section 6.5(a)
Sponsor Indemnification Agreement	Section 6.10(a)
Standard Contracts	Section 4.16(a)(v)
Stock Issuance Proposal	Section 6.5(g)
Subscription Agreements	Recitals
Surviving Corporation	Section 2.2(a)
S-4 Effective Date	Section 6.5(e)
Transaction Litigation	Section 6.12
Trust Account	Section 5.9
Trust Agreement	Section 5.9
Trustee	Section 5.9
White & Case	Section 11.19(a)

1.3 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto. The words “on the date hereof” and any words of similar import refer to the date of this Agreement.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Any reference in this Agreement to “PubCo” shall also mean Parent to the extent the matter relates to the pre-Domestication period and any reference to “Parent” shall also mean “PubCo” to the extent the matter relates to the post-Domestication period (including, for the purposes of this Section 1.3(d), the Domestication Effective Time).

(e) Any reference in this Agreement to “Surviving Corporation” shall also mean the Company to the extent the matter relates to the pre-Closing period and any reference to “Company” shall also mean “Surviving Corporation” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.3(e), the Merger Effective Time).

(f) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any amendments thereto, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time. References to “$” or “dollar” or “US$” shall be references to United States dollars. The word “day” means calendar day unless Business Day is expressly specified.

(g) The Company Schedules and the Parent Schedules have been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of this Agreement. Any information set forth in any section or subsection of the Company Schedules or Parent Schedules, as applicable, shall be deemed to be disclosed for purposes of other Sections and subsections of this Agreement, shall be deemed to be incorporated by reference in each of the other sections and subsections of the Company Schedules or Parent Schedules, as applicable, as though fully set forth in such other sections and subsections (whether or not specific cross-references are made) only to the extent the relevance of such information is reasonably apparent from the face of such disclosure. No reference to or disclosure of any item or other matter in the Company Schedules or Parent Schedules, as applicable, shall be construed as an admission or indication that such item or other matter is material, that such item is outside the ordinary course of business or not consistent with past practice, or that such item or other matter is required to be referred to or disclosed in the Company Schedules or Parent Schedules, as applicable. The information set forth in the Company Schedules or Parent Schedules, as applicable, is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The information set forth in the Company Schedules or Parent Schedules, as applicable, that are not required by this Agreement to be so reflected are set forth solely for informational purposes.

(h) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(i) The phrases “provided”, “delivered”, or “made available”, when used in this Agreement, shall mean that the information referred to has been posted in the “data room” (virtual) hosted by Donnelley Financial Solutions Venue and established by the Company or its Representatives and to which, and to the extent to which, Parent and its Representatives have had access prior to 10:00 a.m. Eastern Time on the day prior to the date of this Agreement.

ARTICLE II

THE DOMESTICATION AND THE MERGER

2.1 The Domestication.

(a) Pre-Domestication Actions. Upon the terms and subject to the conditions set forth in this Agreement, subject to receipt of the Parent Shareholder Approval, immediately prior to the Domestication (i) the Redemption shall occur and (ii) pursuant to the Parent Support Agreement and Parent Articles (as applicable), (x) Sponsor shall surrender the Sponsor Forfeited Shares, and (y) the Class B Share Conversion shall occur.

(b) Domestication. Upon the terms and subject to the conditions set forth in this Agreement, subject to receipt of the Parent Shareholder Approval, on the day that is one Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), Parent shall cause the Domestication to become effective, including by (i) filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company (the “Certificate of Domestication”), together with the PubCo COI, in each case, in accordance with the provisions of Section 388 of the DGCL, and (ii) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands under the Cayman Companies Act (the “Cayman Registrar”) in connection with the Domestication (the time at which the Domestication becomes effective is herein referred to as the “Domestication Effective Time”).

(c) Effect of the Domestication. At the Domestication Effective Time, by virtue of the Domestication, and without any action on the part of any Parent Shareholder, each then issued and outstanding Parent Class A Share (for the avoidance of doubt, after effecting the Redemption and the Class B Share Conversion) shall convert automatically into one share of PubCo Common Stock. Upon the filing of and pursuant to the PubCo COI, Parent’s name shall be changed to “BridgeBio Oncology Therapeutics, Inc.”

2.2 The Merger.

(a) Merger. Upon the terms and subject to the provisions of this Agreement, and in accordance with the DGCL, at the Closing, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (after the Merger Effective Time, the Company may be referred to as the “Surviving Corporation”), and (iii) the Surviving Corporation shall become a wholly-owned Subsidiary of PubCo. At the Closing, the Company shall file a certificate of merger, in form and substance reasonably acceptable to Parent and the Company, with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”), and the Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Merger Effective Time”).

(b) Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, pursuant to the Merger, at the Merger Effective Time, (i) the Company Securityholders shall be entitled to the consideration described in, and in accordance with the provisions of, ARTICLE III and (ii) all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing.

(c) Organizational Documents of the Surviving Corporation. At the Merger Effective Time, by virtue of the Merger, the Company Certificate of Incorporation and the Company Bylaws, in each case as in effect immediately prior to the Merger Effective Time, shall cease to have effect and shall be amended and restated in their entireties to be the Surviving Corporation Charter and the Surviving Corporation Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

2.3 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as Parent and Company agree in writing. The parties hereto may participate in the Closing via the exchange of signature pages via email or other electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.4 Directors and Officers of PubCo and the Surviving Corporation.

(a) Following the Domestication and Prior to the Merger. The parties hereto will take all requisite action such that (i) each of the Independent Directors of Parent as of immediately prior to the Domestication Effective Time will cease to be a director of Parent as of the Domestication Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Domestication Effective Time), and immediately following the Domestication Effective Time, Bihua Chen will be the sole director of PubCo, to hold office in accordance with the provisions of the DGCL, the PubCo COI, and the PubCo Bylaws, until the Merger Effective Time, (ii) the officers of Parent as of immediately prior to the Domestication Effective Time will continue as the initial officers of PubCo immediately after the Domestication Effective Time, each to hold office in accordance with the provisions of the DGCL, the PubCo COI, and the PubCo Bylaws, until the Merger Effective Time, and (iii) each director and officer of PubCo in office immediately prior to the Merger Effective Time, other than those who shall be directors and officers of PubCo pursuant to Section 2.4(b), shall cease to be a director or officer, as applicable, immediately following the Merger Effective Time (including by causing each such director and officer to tender an irrevocable resignation as a director or officer (as applicable), effective as of the Merger Effective Time).

(b) Following the Merger. The parties hereto will take all requisite action such that, immediately after the Merger Effective Time:

(i) PubCo’s Board of Directors will initially consist of seven directors, as follows: (A) two directors will be designated by Cormorant; (B) three directors will be designated by the Company; (C) one director will be the Company’s Chief Executive Officer; and (D) one director will be an Independent Director who is not employed by the Company and who is mutually agreeable to the remaining directors; provided, that at least a majority of PubCo’s Board of Directors shall qualify as Independent Directors. The initial director designees are set forth on Company Schedule 2.4(b)(i), with such individuals holding such office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal. If any Person designated pursuant to this Section 2.4(b)(i) is not duly elected at the Parent Shareholder Meeting, the parties hereto shall take all necessary action to fill any such vacancy on PubCo’s Board of Directors with such Person or an alternative Person designated in accordance with this Section 2.4(b)(i).

(ii) The individuals identified on Company Schedule 2.4(b)(ii) will be the officers of PubCo, with such individuals holding the titles set forth opposite their names until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

(iii) The officers and directors of PubCo immediately after the Merger Effective Time will also serve as the officers and directors of the Surviving Corporation immediately after the Merger Effective Time, with such individuals holding such office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

2.5 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.6 Appraisal Rights. Notwithstanding anything to the contrary contained herein, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Merger Effective Time and in respect of which appraisal and/or, if applicable, dissenter rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL and/or, if applicable, the CCC in connection with the Merger and that are owned by a holder who complies in all respects with Section 262 of the DGCL and/or, if applicable, Chapter 13 of the CCC (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration (as defined below), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL and/or, if applicable, CCC. At the Merger Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL and/or, if applicable, CCC. Each holder of Dissenting Shares who, pursuant to the DGCL and/or, if applicable, CCC, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL and/or, if applicable, CCC (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Merger Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then (i) the right of such holder to be paid the fair value of such shares shall cease, (ii) any such shares shall immediately be deemed to have converted, as of the Merger Effective Time, into the right to receive the applicable portion of the Aggregate Merger Consideration (upon the terms and conditions of this Agreement) in respect of such shares as if such shares never had been Dissenting Shares, and (iii) PubCo shall issue and deliver (or cause to be issued and delivered) to the holder thereof, in accordance with the terms and conditions set forth in this Agreement, the applicable portion of the Aggregate Merger Consideration as if such shares never had been Dissenting Shares. The Company shall give Parent prompt written notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and/or, if applicable, CCC and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and, following the Merger Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, the Company shall not, except with the prior written consent of Parent (in its sole discretion), (x) make any payment or offer to make any payment with respect to, or settle or compromise or offer to settle or compromise, any claim or demand in respect of any Dissenting Shares, (y) waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL and/or, if applicable, Chapter 13 of the CCC or (z) agree or commit to do any of the foregoing.

2.7 Transaction Expenses. Not less than three Business Days prior to the Domestication, (i) Parent shall prepare and deliver to the Company a statement setting forth Parent’s good faith determination of Parent Transaction Expenses as of the Closing Date, in reasonable detail and with reasonable supporting documentation, including the respective amounts and wire transfer instructions for the payment of all Parent Transaction Expenses and applicable Tax forms of the payees, and (ii) the Company shall prepare and deliver to Parent a statement setting forth the Company’s good faith determination of Company Transaction Expenses as of the Closing Date, in reasonable detail and with reasonable supporting documentation, including the respective amounts and wire transfer instructions for the payment of all Company Transaction Expenses and applicable Tax forms of the payees.

ARTICLE III

CONSIDERATION TO COMPANY SECURITYHOLDERS

3.1 Conversion of Company Securities.

(a) Effect on Company Capital Stock. Subject to Section 2.6, at the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Company Securityholders or any other Person, in accordance with the Company Certificate of Incorporation (including Sections 2.1 and 2.2 of Article Fourth of Part B of the Company Certificate of Incorporation), each share of Company Capital Stock issued and outstanding immediately prior to the Merger Effective Time (not including treasury shares which shall be cancelled pursuant to Section 3.1(e) and the Dissenting Shares) shall be automatically canceled and converted into the right to receive a number of shares of PubCo Common Stock equal to the Consideration Ratio (such number of shares of PubCo Common Stock, the “Per Share Merger Consideration”), and, accordingly, each holder of shares of Company Capital Stock as of immediately prior to the Merger Effective Time (but not including the Dissenting Shares) shall be entitled to receive, for such shares of Company Capital Stock that it holds, a portion of the Aggregate Merger Consideration equal to (x) the Consideration Ratio multiplied by (y) the number of shares of Company Capital Stock held by such holder as of immediately prior to the Merger Effective Time (but not including the Dissenting Shares).

(b) Treatment of Company Options.

(i) The Company shall terminate the Company Equity Incentive Plan at or prior to the Merger Effective Time, contingent on the Closing; provided, that such termination shall not affect the outstanding Company Options (as converted into Company Converted Options). As of the Merger Effective Time, all Company Options, whether or not issued pursuant to the Company Equity Incentive Plan, shall no longer be outstanding under the Company Equity Incentive Plan or otherwise and each Person who previously held Company Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.1(b).

(ii) Prior to the Merger Effective Time, the Boards of Directors of the Company and Parent (or any duly authorized committee thereof) shall, as applicable, take all corporate actions necessary, including adopting appropriate resolutions and obtaining consents of the holders of the Company Options, if required, to provide that, as of the Merger Effective Time, each outstanding Company Option (whether vested or unvested and whether granted under the Company Equity Incentive Plan or otherwise) shall be assumed by PubCo and shall continue in full force and effect, containing the same terms, conditions, vesting and other provisions as are currently applicable to such Company Options; provided that (x) each such Company Option shall be exercisable for such number of shares of PubCo Common Stock that equals the Consideration Ratio multiplied by the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Merger Effective Time, in each case at such per share exercise price that shall equal the per share exercise price of such Company Option as of immediately prior to the Merger Effective Time divided by the Consideration Ratio (as so converted, a “Company Converted Option”) and (y) with respect to each such Company Option, any fractional shares that would be issuable upon exercise thereof will be rounded down to the nearest whole number of shares of PubCo Common Stock and the per share exercise price will be rounded up to the nearest whole cent. The per share exercise price and the number of shares of

PubCo Common Stock purchasable pursuant to each Company Converted Option shall be determined in a manner consistent with the requirements of Sections 409A and 424 of the Code, as applicable.

(c) Company Further Assurance. The Company shall take all necessary actions to effect the treatment of Company Options pursuant to Section 3.1(b) in accordance with the Company Equity Incentive Plan and/or the applicable award agreements and to ensure that, in the absence of an appropriate exemption from registration under the Securities Act, on or after the Merger Effective Time no Company Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of PubCo. The Board of Directors of the Company shall take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Options (or other awards under the Company Equity Incentive Plan) will be granted under the Company Equity Incentive Plan.

(d) Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Merger Effective Time). Each certificate (if any) evidencing ownership of shares of Merger Sub will, as of the Merger Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.

(e) Treatment of Shares of Company Capital Stock Owned by the Company. At the Merger Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury shares immediately prior to the Merger Effective Time shall be canceled and extinguished without any conversion thereof.

(f) Surrender of Certificates. The shares of PubCo Common Stock issued as Aggregate Merger Consideration upon the surrender and cancellation of the Company Capital Stock, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(g) Lost or Destroyed Certificates. In the event any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, PubCo shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (without the requirement to post a bond), such securities, as may be required pursuant to this Section 3.1.

3.2 Appointment of Exchange Agent. Prior to the Closing, Parent shall appoint Continental Stock Transfer & Trust Company or another exchange agent acceptable to the Company (acting reasonably) (the “Exchange Agent”), as its agent, for the purpose of paying the Aggregate Merger Consideration to the Company Securityholders.

3.3 Exchange of Shares.

(a) Exchange Procedures. At the Merger Effective Time, PubCo shall deposit with the Exchange Agent the Aggregate Merger Consideration. As soon as practicable after the Merger Effective Time (and in no event later than five Business Days after the Merger Effective Time), PubCo shall cause the Exchange Agent to mail to each holder of record of shares of Company Capital Stock that were converted pursuant to Section 3.1(a) into the right to receive the applicable portion of the Aggregate Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of the Company Capital Stock in exchange for PubCo Common Stock in a form to be agreed upon by Parent and the Company prior to the Closing (a “Letter of Transmittal”). Promptly following receipt of a former Company Stockholder’s Letter of Transmittal, together with any certificates representing such shares of Company Capital Stock (or affidavit of loss thereof), if applicable, or of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of shares of Company Capital Stock that was converted pursuant to Section 3.1(a) shall be entitled to receive the Per Share Merger Consideration in book-entry form, without interest (subject to any applicable withholding Tax), for each share of Company Capital Stock surrendered by such holder. If issuance of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered share of Company Capital Stock in exchange therefor is registered, it shall be a condition of issuance that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance of the Per Share Merger Consideration to a Person other than the registered holder of the share of Company Capital Stock surrendered or shall have established to the reasonable satisfaction of PubCo that such Tax either has been paid or is not applicable.

(b) Distributions with Respect to Unexchanged Company Capital Stock. All shares of PubCo Common Stock to be issued as the Aggregate Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole shares of PubCo Common Stock issued in exchange for shares of Company Capital Stock pursuant to Section 3.1(a) will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole share of PubCo Common Stock.

(c) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, subdivision, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, consolidation, exchange of shares or other like change with respect to Parent Ordinary Shares or Company Capital Stock occurring on or after the date of this Agreement and prior to the Merger Effective Time.

(d) Term of Exchange Agent’s Duties. Promptly following the date that is one year after the Merger Effective Time, PubCo shall instruct the Exchange Agent to deliver to PubCo all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to PubCo, and any Person that was a holder of shares of Company Capital Stock as of immediately prior to the Merger Effective Time that has not exchanged such shares of Company Capital Stock for the right to receive the applicable portion of the Aggregate Merger Consideration prior to the date that is one year after the Merger Effective Time may transfer such shares of Company Capital Stock to PubCo and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and PubCo shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Parent, PubCo, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any Affiliate of any of the foregoing shall be liable to any Person in respect of any portion of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares of PubCo Common Stock shall not have not been issued in accordance with this Agreement immediately prior to the date on which any amounts payable pursuant to this ARTICLE III would otherwise escheat to or become the property of any Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of PubCo, free and clear of all claims or interest of any Person previously entitled thereto.

3.4 Closing Consideration Spreadsheet.

(a) At least two Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Merger Effective Time:

(i) the name and address of record, if known, of each Company Stockholder and the number of shares of Company Capital Stock held by such Company Stockholder;

(ii) the names of record of each holder of Company Options, and the exercise price, number of shares of Company Capital Stock subject to each Company Options held by such holder (including, in the case of unvested Company Options, the vesting schedule, vesting commencement date, and date fully vested);

(iii) the number of Aggregate Fully Diluted Company Shares; and

(iv) detailed calculations of each of the following (in each case, determined without regard to withholding):

(1) Aggregate Merger Consideration;

(2) the Per Share Merger Consideration;

(3) the Consideration Ratio; and

(4) for each Company Converted Option, the exercise price therefor and the number of shares of PubCo Common Stock subject to such Company Converted Option.

(b) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The parties hereto agree that Parent and Exchange Agent shall be entitled to rely on the Closing Consideration Spreadsheet in issuing shares of PubCo Common Stock in accordance with this ARTICLE III, including Section 3.3.

3.5 No Fractional Shares. No fractional shares of PubCo Common Stock, or certificates or scrip representing fractional shares of PubCo Common Stock, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of PubCo. Any fractional shares of PubCo Common Stock will be rounded down to the nearest whole number of shares of PubCo Common Stock.

3.6 Withholding. Notwithstanding any other provision to this Agreement, Parent, Merger Sub, the Company, and the Surviving Corporation (and their respective Representatives) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such amounts that are required to be deducted or withheld under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid or remitted over to the appropriate Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent, Merger Sub, the Company and the Surviving Corporation shall use commercially reasonable efforts to provide recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company in connection with the Merger treated as compensation, the parties hereto shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

3.7 No Further Ownership Rights in Company Securities. At the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock or other securities of the Company on the records of the Company. From and after the Merger Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Merger Effective Time (including any stock certificates evidencing such shares) shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules, the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):

4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all power and authority, corporate and otherwise, and all governmental Permits, required to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the Business or the ownership, leasing, holding or operation of its properties or assets makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing has not had, and would not have, a Material Adverse Effect. The Company has offices located only at the addresses set forth on Company Schedule 4.1. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate of Incorporation and other organizational documents of the Company, in each case as amended to the date hereof. The Company Certificate of Incorporation and other organizational documents of the Company are in full force and effect. The Company is not in material violation of any of the provisions of the Company Certificate of Incorporation or its other organizational documents.

4.2 Authorization.

(a) The Company has all requisite power and authority to execute, deliver and perform this Agreement and the Additional Agreements to which it is or will be a party and to consummate the Transactions, subject to receipt of the Company Stockholder Approval. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which the Company is or will be a party, and the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company, subject to receipt of the Company Stockholder Approval. This Agreement constitutes, and, upon the execution and delivery thereof, each Additional Agreement to which the Company is or will be a party will constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has unanimously (i) approved the execution, delivery and performance of this Agreement and the Additional Agreements and the consummation of the Transactions in accordance with the provisions of the DGCL, the Company’s organizational documents (including the Company Certificate of Incorporation) and any applicable Contracts; (ii) determined that this Agreement, the Additional Agreements, the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein or therein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement, and (iv) recommended that the Company Stockholders approve the Merger and such other Transactions and adopt this Agreement and the Additional Agreements to which the Company is or will be a party (the “Company Board Recommendation”).

(c) The affirmative votes or written consents of (i) Persons holding more than fifty percent (50%) of the outstanding shares of the Company Capital Stock (on an as-converted to Company Common Stock basis), (ii) Persons holding more than fifty percent (50%) of the outstanding shares of the Company Common Stock, voting as a separate class, (iii) Persons holding more than fifty percent (50%) of outstanding shares of Company Preferred Stock (on an as-converted to Company Common Stock basis), voting as a separate class, (iv) Persons holding more than fifty percent (50%) of outstanding shares of Company Preferred Stock, voting as a separate class and (v) Persons holding more than fifty percent (50%) of outstanding shares of Company Series B Preferred Stock, voting as a separate class, in each case, who deliver written consents or are present in person or by proxy at a duly called meeting of the Company Stockholders and voting thereon, are required to, and shall be sufficient to, approve this Agreement, the Additional Agreements and the Transactions (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of any of the Equity Interests of the Company (including the Company Securities) necessary for the Company to adopt this Agreement and any Additional Agreement to which the Company is or will be a party and to approve the Merger and the consummation of the other Transactions. All actions relating to the solicitation and obtaining of the Company Stockholder Approval pursuant to the Company Stockholder Written Consents have been taken in compliance with applicable Law.

4.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 5.3, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the Transactions, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for the filing of the Certificate of Merger and the PubCo COI with the Secretary of State of the State of Delaware pursuant to the DGCL.

4.4 HSR. The Company: (a) will be its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the Premerger Notification Office of the United States Federal Trade Commission (“PNO”)) at the time of Closing, and will not be controlled (as such term is defined in 16 C.F.R. §801.1(b) and is interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R §801.1(a) and are interpreted by the PNO); and (b) at the time of Closing, will have less than $252.9 million of (i) annual net sales and (ii) total assets (each of (i) and (ii) as such defined by 16 C.F.R. §801.11).

4.5 Non-Contravention. Subject to the receipt of the Company Stockholder Approval, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party does or will (a) contravene or conflict with the organizational documents of the Company (including the Company Certificate of Incorporation), (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or by which any of the Company’s assets or properties is or may be bound, (c) except for the Contracts listed on Company Schedule 4.9 requiring the Company to obtain Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any benefit relating to the Business to which the Company is entitled, or impose any other liability, directly or indirectly, on the Company, under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company’s assets or properties is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s assets or properties or any of the Equity Interests of the Company (including the Company Securities) except to the extent that the occurrence of any of the foregoing items set forth in clauses (b) through (d) would not, individually or in the aggregate, be, or reasonably be expected to be a Material Adverse Effect. Company Schedule 4.5 sets forth a true, correct and complete list of all Change of Control Payments and the amounts thereof, which Change of Control Payments, in the aggregate, do not exceed $3,000,000. The consummation of the Merger will constitute a Deemed Liquidation Event (as defined in the Company Certificate of Incorporation), and the treatment of the shares of Company Capital Stock set forth in this Agreement will comply in all respects with, and satisfy all requirements of, the Company Certificate of Incorporation.

4.6 Capitalization.

(a) The authorized capital stock of the Company consists of 465,000,000 shares of the Company Common Stock and 409,272,108 shares of Company Preferred Stock, of which 146,240,378 shares of Company Preferred Stock are designated as Company Series A Preferred Stock, 254,032,765 shares of Company Preferred Stock are designated as Company Series B Preferred Stock, and 8,998,965 shares of Company Preferred Stock is designated as Company Series Seed Preferred Stock. As of the date of this Agreement, 564,612 shares of Company Common Stock, 146,240,378 shares of Company Series A Preferred Stock, 253,787,765 shares of Company Series B Preferred Stock, and 8,998,965 shares of Company Series Seed Preferred Stock are issued and outstanding. There are 39,500,266 shares of Company Common Stock reserved for issuance pursuant to outstanding unexercised Company Options (with a weighted average exercise price per share of $0). There are 45,471,090 shares of Company Common Stock reserved for issuance under the Company Equity Incentive Plan and 826,006 shares of Company Common Stock reserved for issuance outside of the Company Equity Incentive Plan. No other shares of capital stock or other Equity Interests of the Company are issued, reserved for issuance or outstanding. A true and complete list of all of the Equity Interests issued or outstanding in the Company as of the date of this Agreement and the identity of the Persons that are the record and beneficial holders of record thereof is provided in Company Schedule 4.6(a) and there are no Equity Interests issued or outstanding in the Company as of the date of this Agreement except as set forth thereon. All of the issued and outstanding Equity Interests of the Company (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer or refusal, purchase options, preemptive rights, subscription rights or any other similar rights, other than transfer restrictions under applicable securities Laws and the organizational documents of the Company, as applicable, (iii) were issued and granted or allotted in compliance in all material respects with applicable Law, and (iv) were issued in compliance with all purchase options, rights of first offer or refusal, preemptive rights, subscription rights or other similar rights (including under any provision of the DGCL, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound). No stock certificates have been issued by the Company since its incorporation. The Company does not, directly or indirectly, own or hold any Equity Interests in any other Person.

(b) There are no (i) no options, warrants, preemptive rights, calls, convertible securities, performance units, restricted stock units, restricted stock, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or obligating the Company to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of, the Company, other than the Company Options, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other Equity Interests of the Company pursuant to any provision of Law, the Company Certificate of Incorporation or any Contract to which the Company is a party, (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) (other than Permitted Liens) with respect to the shares or other Equity Interests of the Company (whether outstanding or issuable), or (vii) equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights with respect to the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company is a party, or to the Company’s knowledge, among any holders of Equity Interests of the Company. The Company has not (A) redeemed or repaid any Equity Interest contrary to its organizational documents or the terms of issue of any Equity Interest, (B) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital, or (C) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (A) and (B).

(c) All Company Options are evidenced by award agreements in substantially the forms previously made available to Parent, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly granted or issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof) and, in the case of the Company Options, in accordance with the terms of the Company Equity Incentive Plan or the applicable award agreement. Each Company Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Equity Incentive Plan or the applicable award agreement, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share on the date of such grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, and (iii) has a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option. All Company Options qualify for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Financial Statements, respectively, and do not trigger any liability for the holder thereof under Section 409A of the Code. Company Schedule 4.6(a) contains a true, correct and complete list of each Company Option outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof, the vesting terms thereof, and the exercise price and expiration date thereof.

4.7 Corporate Records. All material proceedings of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to material actions taken thereby, are reflected accurately in all material respects in the minutes and records contained in the corporate minute books of the Company and made available to Parent.

4.8 Subsidiaries. The Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any Person.

4.9 Consents. The Contracts listed on Company Schedule 4.9 are the only Contracts to which the Company is a party or by which the Company or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of, filing with or notice to any Person as a result of the execution, delivery and/or performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the Transactions (each of the foregoing, a “Company Consent”).

4.10 Financial Statements.

(a) As of the date of this Agreement, the Company has delivered to Parent (i) the unaudited balance sheet of the Company as of December 31, 2023 and the related unaudited statements of operations and cash flows for the year then ended (the “Company 2023 Unaudited Financial Statements”) and (ii) the unaudited balance sheet of the Company as of December 31, 2024 (the “Company 2024 Balance Sheet”) and the unaudited statement of operations for the year then ended (the “Company 2024 Statement of Operations”). The Company 2023 Unaudited Financial Statements, Company 2024 Balance Sheet and Company 2024 Statement of Operations have each been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby (except, in the case of the Company 2024 Balance Sheet and Company 2024 Statement of Operations, for the exclusion of footnotes, schedules, statements of equity and statements of cash flow and disclosures required by U.S. GAAP) and each present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein and each were derived from the Books and Records of the Company. The Company is not and has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Since December 31, 2024 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(c) Except: (i) as specifically disclosed, reflected or fully reserved against on the Company 2024 Balance Sheet; (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business of the Company consistent with past practices; (iii) for liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for the Company Transaction Expenses; and (v) for liabilities set forth on Company Schedule 4.10(c), the Company does not have any liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the type required to be reflected on a balance sheet in accordance with U.S. GAAP.

(d) The Company does not have any Indebtedness.

(e) The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act.

(f) The Company PCAOB Audited Financial Statements and the Company Unaudited Interim Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby, will present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein, will have been derived from, and accurately reflect in all material respects, the Books and Records of the Company, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date, and, with respect to the Company PCAOB Audited Financial Statements, will have been audited by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

4.11 Books and Records. The Books and Records of the Company accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company maintains procedures of internal controls sufficient to provide reasonable assurance that: (a) transactions are executed only in accordance with the respective management’s authorization; (b) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and (c) access to assets is permitted only in accordance with the respective management’s authorization. The Books and Records of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

4.12 Internal Accounting Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not identified and has not received notice from any independent auditor of (x) any significant deficiency or material weakness in the system of internal controls utilized by the Company, (y) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

4.13 Absence of Certain Changes.

(a) From the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted in all material respects the Business in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect; and (c) the Company has not taken any action, or committed or agreed to take any action, that, if taken after the date of this Agreement and prior to the consummation of the Transactions, would require the consent of Parent pursuant to Section 6.1.

(b) No measures have been taken for the dissolution and liquidation or declaration of bankruptcy of the Company and no events have occurred which would justify any such measures to be taken, in particular (i) no order has been made, petition presented, resolution passed or meeting convened for the winding up, dissolution or liquidation of the Company and there are no proceedings under applicable insolvency, bankruptcy, composition, moratorium, reorganization, or similar laws and no events have occurred which would require the initiation of any such proceedings; and (ii) no receiver, liquidator, administrator, commissioner or similar official has been appointed in respect of the Company and no step has been taken for or with a view to the appointment of such a person. The Company is neither over-indebted nor insolvent nor unable to pay its debts as they fall due pursuant to applicable Law.

4.14 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is located at the office of the Company.

(b) The Company has good, valid and marketable title in and to, or in the case of assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Company 2024 Balance Sheet. Except as set forth on Company Schedule 4.14(b), no such tangible asset is subject to any Lien other than Permitted Liens. The Company’s assets constitute all of the rights, property and other assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.15 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of the officers or directors of the Company (in their capacities as such), the Business, any of the Company’s assets or any Contract before any Authority that any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions. There are no outstanding judgments against the Company. The Company is not, and has not been, subject to any Action, Order, settlement agreement or other similar written agreement by or with, or to the Knowledge of the Company, investigation by, any Authority.

4.16 Material Contracts.

(a) Company Schedule 4.16(a) lists, as of the date hereof, all of the Contracts (excluding Plans) to which the Company is a party or by which any of its assets or properties is bound and which are currently in effect, including any the following types of Contracts to which the Company is a party or by which any of its assets or properties is bound (collectively, such Contracts that are listed or are required to be listed on Company Schedule 4.16(a), “Material Contracts”). As of the date of this Agreement, the Company has made available to Parent true and complete copies of all Material Contracts, including amendments thereto that are material in nature:

(i) all Contracts that require annual or aggregate payments or expenses incurred by, or annual or aggregate payments or income to, the Company of $500,000 or more;

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $500,000 annually;

(iii) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement;

(iv) all Contracts relating to any acquisitions or dispositions of assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(v) all Contracts under which the Company is obligated to pay royalties under a license for the use of Intellectual Property Rights, and all other material licensing Contracts, including those pursuant to which any Intellectual Property Rights are licensed by or to the Company and including material transfer agreements, services agreements, scientific advisory board agreements, coexistence agreements, and agreements with covenants not to sue, other than (A) “shrink wrap” or other licenses granting nonexclusive rights to use uncustomized software or hosted services that is generally commercially available to the public on standard or nondiscriminatory terms with license, maintenance, support, and other fees less than $500,000 per year, (B) customer, vendor or channel partner Contracts (including master services agreements, statements of work, work orders, services agreements and consulting agreements) substantially on Company’s standard forms entered into in the ordinary course of business consistent with past practice, (C) Contracts with the Company’s employees or contractors substantially on Company’s standard forms entered into in the ordinary course of business consistent with past practice, and (D) non-disclosure agreements entered into in the ordinary course of business consistent with past practice (collectively, the types of Contracts referenced in clauses (A) through (D), the “Standard Contracts”);

(vi) all Contracts (A) limiting or restricting, or purporting to limit or restrict, the freedom of the Company to compete or engage in any line of business or industry or business activity or in any geographic area; (B) that require the Company to conduct any business on a “most favored nations” basis with any third party; or (C) provide for “exclusivity” or any similar requirement in favor of any third party;

(vii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company, other than Standard Contracts, material transfer agreements, services agreements and scientific advisory board agreements;

(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(ix) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest and which involve payments to the lessor thereunder in excess of $500,000 per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness);

(xii) all Contracts relating to the voting or control of the Equity Interests of the Company or the election of directors of the Company (other than the organizational documents of the Company);

(xiii) all Contracts not cancellable by the Company with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $500,000 per the terms of such Contract;

(xiv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the Transactions;

(xv) all collective bargaining or other agreements with a labor union or labor organization;

(xvi) all Contracts that address the provisions for business associate contracts required by HIPAA;

(xvii) all Contracts involving the payment of any earnout or similar contingent payment;

(xviii) all Contracts involving the settlement, conciliation or similar agreement of any Action or threatened Action;

(xix) all Contracts requiring any capital expenditure or capital commitment in excess of $500,000;

(xx) all Contracts with any Authority to which the Company is a party or any of its assets or properties is bound, other than any Permits;

(xxi) all Contracts involving research, development, clinical trial services or manufacturing services related to BBO-8520, BBO-10203, and BBO-11818; and

(xxii) all other Contracts that are material to the Business or the Company.

(b) Each Material Contract is (i) a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, (ii) in full force and effect and (iii) enforceable by and against the Company and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract, is in material breach, violation or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract nor has any Material Contract been cancelled by the other party. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto. The Company has not received any claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, no party to a Material Contract has given notice of or, to the Knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract.

(c) Except as set forth on Company Schedule 4.16(c), none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation by the Company of the Transactions constitutes or will constitute a default under or gives rise or will give rise to any right of termination, cancellation or acceleration of any obligation of the Company or any right of termination or cancellation of any obligation of the counterparty thereto or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d) The Company is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness.

4.17 Licenses and Permits. The Company has made available to the Parent a true, correct and complete copy of each Permit. Such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent identified in Company Schedule 4.9 has been obtained prior to the Closing Date, be terminated or impaired or become terminable as a result of the Transactions. The Company has, and has had for the past three (3) years, all Permits necessary to operate the Business, including those administered by any applicable Regulatory Authority that are necessary to conduct the Business. The Company is not in material breach or violation of, or material default under, any such Permit, has not failed to fulfill and perform any material obligations which are due under such Permits, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any Permit.

4.18 Compliance with Laws.

(a) The Company currently conducts and, since January 1, 2022 has conducted the Business, in all material respects, in compliance with, all applicable Laws and Orders. Since January 1, 2022, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the Company of, or failure on the part of the Company to comply in all material respects with, or any liability suffered or incurred by the Company in respect of any material violation of or material noncompliance with, any Laws, Orders or policies of any Authority that are or were applicable to the Company or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company. Without limiting the generality of the foregoing, except as set forth on Company Schedule 4.18(a), the Company is, and since January 1, 2022 has been, in material compliance with: (i) the Laws applicable to the Company due to the specific nature of the Business, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977, as amended and any comparable or similar Law of any jurisdiction applicable to the Company (collectively, “Anti-Corruption Laws”); and

(iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Except as set forth on Company Schedule 4.18(a), the Company has not been threatened or charged with or given notice by any Authority, or by internal report or allegation, of any violation of any Data Protection Law, Anti-Corruption Laws or any other applicable Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company is not under any investigations with respect to any such Law.

(b) Neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person (in each case, while acting on behalf of the Company) (i) is currently a Prohibited Party according to any U.S. Sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or (ii) has (x) made or caused to be made an untrue statement of a material fact or fraudulent statement to any Authority, or (y) committed an act, made a statement, or failed to take any action or make a statement that, at the time such statement, disclosure, commission was made or failed to be made, in each case, would constitute a material violation of any applicable Law, including any Healthcare Law.

4.19 Intellectual Property.

(a) Company Schedules 4.19(a)(1) and 4.19(a)(2) sets forth a true, correct and complete list of all unexpired or pending registered Intellectual Property Rights and applications for registration of Intellectual Property Rights owned (whether exclusively, jointly with another Person or otherwise) or filed by the Company or in which the Company has or purports to have an exclusive interest of any nature, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right and the nature of such ownership; and (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, along with the relevant registration or application number, and the filing and registration dates (as applicable). No Intellectual Property Right that is listed or required to be listed on Company Schedule 4.19(a), (i) has been adjudged by a court of competent jurisdiction to be invalid or unenforceable in whole or in part, or (ii) is challenged in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened with respect to any such Intellectual Property Rights. All registration, maintenance and renewal fees currently due in connection with such registered Intellectual Property Rights have been paid and all documents, recordations and certificates in connection with such registered Intellectual Property Rights currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such registered Intellectual Property Rights and recording the Company’s ownership interests therein.

(b) The Company is the sole and exclusive owner of each item of Intellectual Property Rights owned or purported to be owned by the Company (“Owned IPR”), including the items of Intellectual Property Rights identified on Company Schedules 4.19(a)(1) and 4.19(a)(2) as being owned by the Company (other than any co-owners disclosed on Company Schedule 4.19(a)), and Owned Software, free and clear of all Liens, other than Permitted Liens, or otherwise possesses the rights to use, sell, or license, as currently used, sold, or licensed in the Businesses all other Intellectual Property Rights used in or necessary to conduct the Business (“Company IPR”). The product candidates under development by the Company or the methods of manufacturing or using the product candidates fall within the scope of the claims of one or more patent or pending patent applications owned and/or co-owned by, and/or exclusively licensed to, the Company. Each Intellectual Property Right used by the Company in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned and/or co-owned by and/or in-licensed to the Company, and no client, customer or other Person, except as specified in Company Schedules 4.19(a)(1) and 4.19(a)(2), has any rights to the Intellectual Property Rights used by the Company in the performance of any such Contract.

(c) To the Knowledge of the Company, except as set forth on Company Schedule 4.19(c), there is no Intellectual Property Right owned by any third party that (i) is required by the Company to conduct its Business as currently conducted and (ii) the Company is not currently authorized to use. Except as set forth on Company Schedule 4.19(c), (A) the Company, the operation of the Business of the Company as currently conducted and the use of any Intellectual Property Rights in connection therewith, does not and did not, infringe, misappropriate or otherwise violate the Intellectual Property Rights, including rights of privacy, publicity and endorsement, of any third party, or constitute unfair competition or trade practices; (B) to the Knowledge of the Company, there is no infringement, misappropriation, or other violation by third parties of any Company IPR, and the Company has not sent to any Person any notice, charge, complaint, claim, or other assertion against such third Person claiming infringement or violation by or misappropriation of any Company IPR; (C) there has been no, and is no pending or, to the Knowledge of the Company, threatened Action by any Person challenging the rights of the Company in or to any Company IPR; (D) there has been no, and is no, pending or, to the Knowledge of the Company, threatened Action by any Person challenging the validity, enforceability or scope of any Company IPR; (E) there has been no, and is no, pending or, to the Knowledge of the Company, threatened Action by any Person (nor has the Company received any claim (including unsolicited offers to license patents) from a third party) alleging that the Company’s use of any Intellectual Property Right or the conduct of the Business, infringes, misappropriates, or otherwise violates, or would, upon the commercialization of any product or service, infringe, misappropriate, or otherwise violate, any Intellectual Property Right of any other Person.

(d) The Company has taken commercially reasonable measures to maintain and protect all Company IPR and to maintain and protect the confidentiality of any trade secrets included in the Company IPR. The Company has not disclosed any confidential Owned IPR or trade secrets to any third Person other than pursuant to a written non-disclosure and confidentiality agreement restricting the use and disclosure thereof in a manner sufficient for the protection thereof and, to the Knowledge of the Company, there has been no breach of any such agreement.

(e) No Person other than the Company has an actual or contingent right to access or possess (including pursuant to escrow), a copy in any form of any source code for any Owned Software and all such source code is in their sole possession and has been maintained as strictly confidential. No Owned Software is subject to Copyleft Terms.

(f) Except as disclosed on Company Schedule 4.19(f), each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; (ii) has executed a valid written assignment or an agreement to assign in favor of the Company all right, title and interest in such material; or (iii) only with respect to rights that cannot be assigned pursuant to an agreement described in clause (i) or (ii) of this Section 4.19(f), has licensed to the Company rights to use such Intellectual Property Rights.

(g) Except as disclosed on Company Schedule 4.19(g), no (i) government funding or (ii) facility of a university, college, other educational institution, or similar institution, or research center was used in the development of any item of Intellectual Property Right owned or purported to be owned by, or exclusively licensed to, the Company, nor does any such Person have any rights, title, or interest in or to any item of Intellectual Property Right owned or purported to be owned by, or exclusively licensed to, the Company.

(h) None of the Intellectual Property Rights owned or used or held for use by the Company is subject to any pending or outstanding Order or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property Rights by the Company.

(i) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation of the Transactions will (i) cause any item of Company IPR, used or held for use by the Company immediately prior to the Closing, to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company in order to use or exploit any other such Intellectual Property Rights to the same extent as the Company was permitted before the Closing.

(j) Except with respect to the agreements listed on Company Schedule 4.16(a)(v), the Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights.

(k) The Company’s information technology networks and software applications are free of all viruses, worms, Trojan horses and other material known contaminants and do not contain any bugs, errors, or problems of a material nature that would disrupt or have an adverse impact on the operation of the information technology networks and software applications. The Company has implemented, and required its vendors to implement, adequate policies and commercially reasonable security (i) regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity, availability and value of Personal Information (including health information), and business proprietary or sensitive information (including all trade secrets, items of Intellectual Property Rights that are confidential, confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business); and (ii) regarding the integrity and availability of the information technology networks and software applications the Company owns, operates, or outsources. The Company is and has been in compliance with all applicable Data Protection Laws, internal and external Company policies, and contractual obligations relating to data privacy, data protection and data security. The Company has not experienced any information security incident that has compromised the integrity or availability of the information technology networks and software applications the Company owns, operates, or outsources, and there has been no loss, damage, or unauthorized access, disclosure, use, or breach of security of any Company information in its possession, custody, or control, or otherwise held or processed on its behalf. The Company has not received any notice of any claims, investigations, or alleged violations of law, regulation or contract with respect to Personal Information or information security-related incidents, nor has the Company notified, or been required by any Data Protection Law to notify, any person or entity of any Personal Information or information security-related incident. The Transactions will not result in the violation of any Data Protection Laws or the privacy policies of the Company.

4.20 Healthcare Laws.

(a) The Company is, and has been, since January 1, 2022, in compliance in all material respects with all applicable Healthcare Laws, including (i) the Federal Food, Drug, and Cosmetic Act (“FDCA”); (ii) the Public Health Service Act (“PHSA”); (iii) all federal or state criminal or civil fraud and abuse Laws (including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a), the False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA, (42 U.S.C. §§1320d et seq.), and any comparable state or local Laws); and (iv) all applicable Laws regarding the research, development, manufacture, packaging, distribution, marketing, labeling, storage, testing, importing, exporting, and dispensing of pharmaceutical products; (v) any applicable rules or regulations promulgated or issued by an Authority pursuant to such Laws; and as each of the foregoing may be amended from time to time; and (vi) any applicable comparable foreign Laws for any of the foregoing (i) through (v) (inclusive) (all of the foregoing, collectively, “Healthcare Laws”). The Company has not, since January 1, 2022, received notification of any pending or threatened Action from a Regulatory Authority alleging that any operation or activity of the Company is in material violation of any applicable Healthcare Law.

(b) Since January 1, 2022, to the Knowledge of the Company, all preclinical and clinical investigations conducted or sponsored by the Company and intended to be submitted to a Regulatory Authority to support a regulatory approval are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Regulatory Authority, including, as applicable, (i) the FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA requirements for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56 and 312 of the Code of Federal Regulations and (iii) applicable federal, state and foreign Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA.

(c) Since January 1, 2022, all material reports, documents, claims, and notices required to be filed, maintained or furnished to a Regulatory Authority by the Company have been so filed, maintained or furnished. To the Knowledge of the Company, all such reports, documents, claims, and notices were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has (i) made an untrue statement of a material fact or any fraudulent statement to a Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to a Regulatory Authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for another Regulatory Authority to take action under a comparable policy. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Healthcare Law or authorized by 21 U.S.C. §335a(b) or any similar Healthcare Law. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Law. No Actions that would reasonably be expected to result in material debarment or exclusion are pending or, to the Company’s Knowledge, threatened against the Company or, to Company’s Knowledge, any of its officers, employees, or agents (in their capacities as such). The Company is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Authority.

(d) The Company has not received any notice, correspondence or other communication from a Regulatory Authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company.

(e) To the Company’s Knowledge, no data generated by the Company with respect to its product candidates is the subject of any pending or threatened regulatory Action, by any Regulatory Authority relating to the truthfulness or scientific integrity of such data.

(f) To the Company’s Knowledge, no product under development, manufactured or distributed by the Company is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar applicable Healthcare Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar applicable Healthcare Law) or (iii) a product that is otherwise in violation of the FDCA or PHSA (or any other applicable Healthcare Law). Neither the Company nor, to the Company’s Knowledge, any of its respective contract manufacturers, laboratories, investigators or clinical study sites, have received any Form FDA 483, warning letter, untitled letter, or other similar correspondence or notice from a Regulatory Authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Permits issued to the Company by a Regulatory Authority or relating to the Company products under development. No manufacturing site owned by the Company or, to the Company’s Knowledge, any of its contract manufacturers, is or has been, since January 1, 2022, subject to a shutdown or import or export prohibition imposed by a Regulatory Authority.

(g) To the Company’s Knowledge, the Company has not generated, received or been notified of data, results or scientific findings that materially differ or materially call into question the conclusions disclosed in the documents made available to Parent regarding the pre-clinical, clinical or statistical evaluation of the products candidates’ safety, efficacy or mechanism of action.

4.21 Accounts Payable; Affiliate Loans.

(a) The Company does not have any accounts receivable. The accounts payable of the Company reflected on the Company 2024 Balance Sheet, and all accounts payable of the Company arising subsequent to the Balance Sheet Date, arose from bona fide transactions of the Company in the ordinary course of business consistent with past practice.

(b) The information set forth on Company Schedule 4.21(b) separately identifies any and all accounts, receivables or notes of the Company which are owed by any Affiliate of the Company, and except for such accounts, receivables or notes, the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

4.22 Employees; Employment Matters.

(a) Company Schedule 4.22(a) sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company as of the date hereof, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2024.

(b) Except as set forth on Company Schedule 4.22(b), the Company is not a party to or subject to any collective bargaining agreement, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company, and none of the Company has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees.

(c) There are no pending or, to the Knowledge of the Company, threatened Actions against the Company under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending before any applicable governmental authority relating to the Company or any employee or other service provider thereof.

(d) The Company is and has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding or social security Taxes. The Company has met in all material respects all requirements required by Law relating to the employment of foreign citizens, and the Company does not currently employ, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(e) To the Knowledge of the Company, no employee of the Company, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or any confidentiality or proprietary right of any former employer.

(f) To the Knowledge of the Company, no allegations of sexual harassment have been made to the Company against any individual in his or her capacity as director or an employee of the Company at a level of Senior Vice President or above.

(g) Except as set forth on Company Schedule 4.22(g), the Company has not paid or promised to pay any bonus to any employee in connection with the consummation of the Transactions.

4.23 Withholding. Except as disclosed on Company Schedule 4.23, all obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees through the date hereof have been paid or adequate accruals therefor have been made on the Company 2024 Balance Sheet, and all such obligations arising subsequent to the Balance Sheet Date have been or will be paid or adequate accruals therefore will be made on the Company Financial Statements. Except as disclosed on Company Schedule 4.23, all reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date.

4.24 Employee Benefits.

(a) Company Schedule 4.24(a) sets forth a correct and complete list of all material Plans; provided that with respect to offer letters or employment agreements, Section 4.24(a) of the Company Schedule sets forth each form of offer letter or employment agreement and any other offer letter or employment agreement that deviates from a form. With respect to each material Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan and (vi) the most recent written results of all required compliance testing.

(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any ERISA Affiliate, has withdrawn at any time from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or opinion letters in the case of any prototype plans), or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Plan for any period for which such Plan would not otherwise be covered by an Internal Revenue Service determination, from the Internal Revenue Service and that its trust is exempt from Tax under Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans or the assets of any of the trusts under such Plans (other than routine benefits claims). No Plan is presently under audit or examination (nor has notice been received by the Company of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered and funded in all material respects accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to any Plan or the imposition of any Lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company 2024 Balance Sheet.

(f) None of the Plans provide retiree health, welfare or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Plan on or following the Merger Effective Time. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with Section 409A of the Code.

4.25 Real Property.

(a) Company Schedule 4.25 sets forth a true, correct and complete listing of all currently leased or subleased or otherwise used or occupied by (the “Leased Real Property”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Real Property Leases”), including the street address thereof and parties to such Real Property Leases. The Company has provided to Parent a true and complete copy of each of the Real Property Leases. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Company Schedule 4.25, free and clear of all Liens, other than Permitted Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to ach of the Real Property Leases: (i) it is valid, binding and in full force and effect and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, except as such enforcement may be limited by the Enforceability Exceptions; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of or otherwise been granted full access to the premises leased or used thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company or, to the Knowledge of the Company, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; and (viii) neither the Company nor any other party thereto has exercised any termination rights with respect thereto. The Company has not leased, licensed or otherwise granted use or occupancy rights with respect to any Leased Real Property or any portion thereof to any third party. The Leased Real Property is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such Leased Real Property.

(c) The Company does not own, and has never owned, any Real Property. The Company is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any Real Property (except under the Real Property Leases).

4.26 Tax Matters.

(a) The Company (i) has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and all such Tax Returns are true, correct, complete and accurate in all material respects, and (ii) has timely paid all income and other material Taxes and all income and other material Tax liabilities which have become due (whether or not shown as due on such Tax Returns). The unpaid Taxes or Tax liabilities of the Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company 2024 Balance Sheet in accordance with U.S. GAAP and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(b) The Company has complied in all material respects with all applicable Laws relating to the reporting (including any information reporting), payment, collection and withholding of Taxes and has duly and timely withheld or collected and paid or remitted over to the applicable Taxing Authority all material amount of Taxes required to be withheld or collected and paid or remitted by the Company in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(c) There are no audits, examinations or other Actions with respect to any Taxes or Tax Returns of the Company that are being conducted, pending or proposed in writing. No claim or deficiency has been asserted or assessed by any Authority against the Company for any material amount of Taxes that has not been paid or settled in full.

(d) No statute of limitations in respect, the assessment or collection, of any Taxes of the Company has been waived or extended, which waiver or extension is in effect. The Company has not requested any extension of time within which to file any Tax Return (other than automatic extensions not requiring the consent of the applicable Taxing Authority), which Tax Return has since not been filed.

(e) The Company has not applied for, or requested, a ruling, administrative relief or technical advice from any Taxing Authority, which could be binding on Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

(f) There is no Lien (other than Permitted Liens) for Taxes upon the Company or any of the assets of the Company.

(g) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or does not file Tax Returns that the Company is or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction.

(h) The Company is not nor has it ever been subject to Tax in any country other than the country of incorporation of the Company by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in that country, and the Company is and has always been tax resident solely in its country of incorporation.

(i) The Company (i) has not been a member of a consolidated, combined, unitary, affiliated or other group for Tax purposes (other than a group the common parent of which is the Company) except as disclosed on Company Schedule 4.26(i) and (ii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Tax Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax) or otherwise. The Company is not, and has never been, a party to or bound by any Tax sharing, allocation, or indemnification Contract or similar Contract (other than any Tax sharing, allocation or indemnity provisions in Contracts entered into the ordinary course of business and the primary purpose of which is not Tax).

(j) The Company will not be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (ii) an installment sale or open transaction made on or prior to the Closing Date, (iii) an advance or prepaid amount or deferred revenue realized or received by the Company prior to the Closing, (iv) use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (v) a change in the accounting method of the Company pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (vi) any inclusion under Section 951(a) or Section 951A of the Code with respect to income earned or accrued in a taxable period (or portion thereof) ending on or prior to the Closing Date or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(k) The Company is in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practice and methodologies.

(l) The Company is not, and never has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(n) The Company is and has been treated as a “C” corporation for U.S. federal (and applicable state and local) income Tax purposes since the date of its formation.

(o) The Company has not engaged in, or been a party to, a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(p) The Company has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any facts or circumstances that could, reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

4.27 Environmental Laws. The Company has not (i) received any notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials; arranged for the disposal, discharge, storage or release of any Hazardous Materials; or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activities of the Company. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company that could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.28 Finders’ Fees. Except as set forth on Company Schedule 4.28, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of their Affiliates upon consummation of the Transactions.

4.29 Powers of Attorney and Suretyships. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.30 Directors and Officers. Company Schedule 4.30 sets forth a true, correct and complete list of all directors and officers of the Company.

4.31 Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(a) The Company, its directors, officers and employees and, to the Knowledge of the Company, its other Representatives (in each case, while acting on behalf of the Company): (i) are and have since April 24, 2019, been in compliance with economic or financial sanctions, trade embargoes or restrictions administered, enacted or enforced by any Authority (collectively, “Sanctions”); and (ii) are and for the five years prior to the date hereof have been in compliance with Anti-Corruption Laws and applicable Laws related to (A) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (B) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Money Laundering Laws”), (C) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (D) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor any of its directors, officers or employees, nor, to the Knowledge of the Company, any other Representative of the Company, is or is unlawfully acting under the direction of, on behalf of or for the benefit of a Person that is (i) the subject or target of Sanctions; (ii) designated on any applicable Sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person 50% or greater owned or, as applicable, controlled by any of the foregoing (collectively, “Prohibited Party”); (iii) located, organized or ordinarily resident in a country or territory that is, or whose government is, the subject or target of comprehensive Sanctions, including, as of the date of this Agreement, Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria (collectively, “Sanctioned Countries”); or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (while acting on behalf of the Company), (A) has since April 24, 2019, participated in any unlawful transaction involving a Prohibited Party, or any Sanctioned Country (or the government thereof), (B) to the Knowledge of the Company, has in the past five years exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any Export Control Laws, or (C) has in the past five years participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company has not received notice of, nor been since April 24, 2019, the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any Sanctions and, to the Knowledge of the Company, there are no circumstances likely to give rise to any Sanctions against the Company.

(d) The Company has not received notice of, nor, to the Knowledge of the Company, has it or any of its Representatives (while acting on behalf of the Company) been, in the five years prior to the date hereof (or since April 24, 2019 in relation to Sanctions), the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Export Control Laws, Anti-Money Laundering Laws, or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.32 Insurance. All forms of insurance owned or held by and insuring the Company or the Business are set forth on Company Schedule 4.32 (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy), and such policies are legal, valid, binding, enforceable and in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the Transactions. The insurance policies to which the Company is a party are sufficient for compliance with all requirements of all Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound. The Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company does not have any self-insurance or co-insurance arrangements. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company has not made any claim against an insurance policy as to which the insurer has denied coverage.

4.33 Related Party Transactions. Except as set forth in Company Schedule 4.33 or as contemplated by this Agreement, no Company Stockholder, Affiliate of the Company, current or former director or officer of the Company or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company, (b) owns any property or right, tangible or intangible, which is used by the Company, (c) has any economic interest in any Contracts with the Company or any Contracts that the Company or its assets are properties are bound by, or (d) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company (each of the forgoing clauses, an “Affiliate Transaction”). None of the Contracts listed in Company Schedule 4.33 was entered into on a basis other than on arm’s length.

4.34 Top Customers, Vendors, and Suppliers.

(a) As of the date hereof, the Company currently has no customers.

(b) Company Schedule 4.34(b) sets forth the top ten (10) vendors to and/or suppliers of the Company (by spend amount) for the year ended December 31, 2024 (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Company during such periods. No such Material Supplier has expressed to the Company (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or (ii) that the Company is in material breach of the terms of any Contract with such Material Supplier.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Schedules or as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

5.1 Corporate Existence and Power. The Parent and Merger Sub are each duly incorporated, validly existing and in good standing under the laws of their respective jurisdiction of incorporation. Parent has all power and authority, corporate and otherwise, and all governmental Permits, required to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on its business as presently conducted. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

5.2 Authorization.

(a) The Parent Parties have all requisite power and authority to execute, deliver and perform this Agreement and the Additional Agreements to which they are or will be parties and to consummate the Transactions, in the case of Parent, subject to receipt of the Parent Shareholder Approval. The execution, delivery and performance by the Parent Parties of this Agreement and the Additional Agreements to which they are or will be a party, and the consummation by the Parent Parties of the Transactions have been duly authorized by all necessary action on the part of the Parent Parties, in the case of Parent, subject to receipt of the Parent Shareholder Approval. This Agreement constitutes, and, upon the execution and delivery thereof, each Additional Agreement to which the Parent Parties are or will be a party will constitute, a valid and legally binding agreement of Parent Parties, enforceable against Parent Parties in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of Parent’s Board of Directors (including the transaction committee and any other required committee or subgroup of such board), on behalf of itself and in Parent’s capacity as the sole shareholder of Merger Sub, Parent’s Board of Directors has, as of the date of this Agreement (i) declared the advisability of the Transactions, (ii) determined that the Transactions are in the best interests of the Parent Shareholders, (iii) determined that the Merger constitute a “Business Combination” as such term is defined in the Parent Articles, and (iv) recommended to the Parent Shareholders to adopt and approve each of the Parent Proposals (the “Parent Board Recommendation”).

(c) Approval by the affirmative vote of the holders of the requisite number of Parent Ordinary Shares under the Parent Articles and the Cayman Companies Act, present in person or by proxy and entitled to vote thereon, and who vote at the Parent Shareholder Meeting (assuming a quorum is present) required to approve the Required Parent Proposals, the Director Election Proposal, and the Equity Plan Proposals (the approval of all of the Required Parent Proposals, the Director Election Proposal, and the Equity Plan Proposals, collectively, the “Parent Shareholder Approval”) are the only votes of the holders of any of Parent Ordinary Shares necessary for Parent to adopt this Agreement and approve the Merger and the consummation of the other Transactions.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, none of the execution, delivery or performance by the Parent Parties of this Agreement or any Additional Agreement to which the Parent Parties are or will be a party, or the consummation of the Transactions, requires any consent, approval, license, Order, or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) any SEC or Nasdaq filings and approval required to consummate the Transactions, (b) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, (c) filings required to be made with the Cayman Registrar in connection with the Domestication, and (d) the filings of the Certificate of Merger and the PubCo COI with the Secretary of State of the State of Delaware pursuant to the DGCL.

5.4 HSR. Parent: (a) will be its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the PNO at the time of Closing, and will not be controlled (as such term is defined in 16 C.F.R. §801.1(b) and is interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R §801.1(a) and are interpreted by the PNO); and (b) at the time of Closing, will have less than $252.9 million of (i) annual net sales and (ii) total assets (each of (i) and (ii) as such defined by 16 C.F.R. §801.11).

5.5 Non-Contravention. Subject to the receipt of the Parent Shareholder Approval, none of the execution, delivery or performance by the Parent Parties of this Agreement or any Additional Agreement to which the Parent Parties are or will be a party does or will (a) contravene or conflict with the organizational documents of the Parent Parties (including the Parent Articles), or (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any of the Parent Parties or by which any of the assets or properties of any Parent Party is or may be bound, (c) except for the Contracts listed on Parent Schedule 5.5(i) requiring Parent to obtain Parent Consents (but only as to the need to obtain such Parent Consent), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or require any payment or reimbursement or impose any other liability, directly or indirectly, on any Parent Party under any provision of any Permit, Contract or other instrument or obligations binding upon any Parent Party or by which any of the assets or properties of any Parent Party is or may be bound or any Permit, except to the extent that the occurrence of any of the foregoing items set forth in clauses (b) or (c) would not, individually or in the aggregate, reasonably be expected to impede the ability of the Parent Parties to consummate the Transactions. The Contracts listed on Parent Schedule 5.5(i) are the only

Contracts to which any Parent Party is a party or by which any Parent Party or any of the assets of any Parent Party are bound, requiring a consent, approval, authorization, order or other action of, filing with or notice to any Person as a result of the execution, delivery and/or performance of this Agreement or any Additional Agreement to which any Parent Party is or will be a party or the consummation of the Transactions (each of the foregoing, a “Parent Consent”).

5.6 Finders’ Fees. Except for the Persons identified on Parent Schedule 5.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

5.7 Capitalization.

(a) The authorized share capital of Parent is $55,500 divided into (i) 500,000,000 Parent Class A Shares, of which 18,909,000 shares are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 Parent Class B Shares, of which 4,600,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement. Except as contemplated by this Agreement or any of the Additional Agreements, no other share capital or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Parent Articles or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent Articles, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Except as expressly contemplated by this Agreement, the Additional Agreements, the Parent SEC Documents or the Transactions (including the PIPE Investment) or as otherwise mutually agreed to by the Company and Parent, there are no outstanding Equity Interests that could require Parent to issue, sell or otherwise cause to become outstanding, or to acquire, repurchase or redeem, any Equity Interests of Parent or securities convertible into or exchangeable for Equity Interests of Parent.

(c) The Merger Sub is authorized to issue 100 shares, par value $0.0001 per share (“Merger Sub Common Stock”), of which 100 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the Parent Shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Shareholder Meeting, the Domestication Effective Time, or at the Merger Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents (as defined below), the Registration Statement or any Other Filing).

5.9 Trust Account. As of the date of this Agreement, Parent has at least $190,000,000 in the trust account established by Parent for the benefit of its public shareholders (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of February 8, 2024, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than Parent Shareholders holding Parent Class A Shares sold in Parent’s IPO who shall have elected to redeem their Parent Class A Shares pursuant to the Parent Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Articles. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Parent SEC Documents and Financial Statements.

(a) Parent has, since the IPO, filed all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Documents”) and will have filed all such forms, reports, schedules, statements and other documents (except for the Registration Statement, the Proxy Statement/Prospectus, and any other forms reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Documents”). All of the Parent SEC Documents, Additional Parent SEC Documents, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the IPO of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The Public Certifications are, or will be, each true and correct as of their respective dates of filing. As used in this Section 5.10(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(c) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”) fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Documents will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) U.S. GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Documents. No financial statements other than those of Parent and Merger Sub are required by U.S. GAAP to be included in the Parent Financial Statements.

(e) The issued and outstanding Parent Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HLXB.” There is no action or proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Shares or terminate the listing of Parent on Nasdaq. Except in connection with the Transactions, none of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Shares under the Exchange Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since the consummation of the IPO, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

5.11 Certain Business Practices. Neither Parent nor any director, officer or employee of Parent, nor, to the Knowledge of Parent, any other Representative of Parent, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any Anti-Corruption Law, including any provision of the Foreign Corrupt Practices Act of 1977 or (d) made any other unlawful payment. Neither Parent nor any director, officer or employee of Parent nor, to the Knowledge of Parent, any other Representative of Parent has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, Authority employee or other Person in order to assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.12 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Anti-Money Laundering Laws in all material respects, and no Action involving Parent with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.13 Affiliate Transactions. Parent Schedules Section 5.13 sets forth, and Parent has made available to the Company true and complete copies of, all Contracts between (a) Parent, on the one hand, and (b) any Parent Related Party, on the other hand, other than (x) Contracts entered into after the date of this Agreement that are either permitted or entered into in accordance with this Agreement or (y) Contracts disclosed in the Parent SEC Documents. No Parent Related Party (A) owns any interest in any material asset used in the business of Parent, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Parent or (C) owes any material amount to, or is owed any material amount by, directly or indirectly, Parent or Merger Sub. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.13 are referred to herein as “Parent Related Party Transactions.” “Parent Related Party” shall mean any Affiliate of either Parent or the Sponsor, or any of their respective current employees or current or former directors, officers, general partners (including the Sponsor), managers, controlling persons or any immediate family members or Affiliate of any of the foregoing Persons.

5.14 Litigation. There is no (a) Action pending, or, to the Knowledge of Parent, threatened against either Parent Party or that affects its or their assets or properties, or (b) Order outstanding against either Parent Party or that affects its or their assets or properties. Neither either Parent Party is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to either Parent Party.

5.15 Expenses, Indebtedness and Other Liabilities. Except as set forth in the Parent SEC Documents, neither Parent Party has any Indebtedness or other liabilities, except as incurred in the ordinary course of business or as a result of its activities in connection with the Domestication, Merger, and the other Transactions.

5.16 Tax Matters.

(a) Each of the Parent Parties (i) has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and all such Tax Returns are true, correct, complete and accurate in all material respects, and (ii) has timely paid all income and other material Taxes and all income and other material Tax liabilities which have become due (whether or not shown as due on such Tax Returns). The unpaid Taxes or Tax liabilities of the Parent Parties (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Financial Statements in accordance with U.S. GAAP and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent Parties in filing its Tax Returns.

(b) Each of the Parent Parties has complied in all material respects with all applicable Laws relating to the reporting (including any information reporting), payment, collection and withholding of Taxes and has duly and timely withheld or collected and paid or remitted over to the applicable Taxing Authority all material amount of Taxes required to be withheld or collected and paid or remitted by such applicable Parent Party in connection with amounts paid or owing to any employee, creditor, stockholder, shareholder, independent contractor or other third party.

(c) There are no audits, examinations or other Actions with respect to any Taxes or Tax Returns of the Parent Parties that are being conducted, pending or proposed in writing. No claim or deficiency has been asserted or assessed by any Authority against the Parent Parties for any material amount of Taxes that has not been paid or settled in full.

(d) No statute of limitations in respect, the assessment or collection, of any Taxes of the Parent Parties has been waived or extended, which waiver or extension is in effect. The Parent Parties have not requested any extension of time within which to file any Tax Return (other than automatic extensions not requiring the consent of the applicable Taxing Authority), which Tax Return has since not been filed.

(e) The Parent Parties have not applied for, or requested, a ruling, administrative relief or technical advice from any Taxing Authority, which could be binding on Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Parent Parties.

(f) There is no Lien (other than Permitted Liens) for Taxes upon the Parent Parties or any of the assets of the Parent Parties.

(g) No claim has ever been made by a Taxing Authority in a jurisdiction where the Parent Parties have not paid any Tax or do not file Tax Returns that the Parent Parties are or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction.

(h) The Parent Parties are not nor have ever been subject to Tax in any country other than the country of incorporation of the Parent Parties by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in that country, and the Parent Parties are and has always been tax resident solely in its country of incorporation.

(i) None of the Parent Parties (i) has been a member of a consolidated, combined, unitary, affiliated or other group for Tax purposes (other than a group the common parent of which is Parent) and (ii) has any liability for the Taxes of any Person (other than the Parent Parties) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Tax Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax) or otherwise. The Parent Parties are not, and has never been, a party to or bound by any Tax sharing, allocation, or indemnification Contract or similar Contract (other than any Tax sharing, allocation or indemnity provisions in Contracts entered into the ordinary course of business and the primary purpose of which is not Tax).

(j) The Parent Parties will not be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (ii) an installment sale or open transaction made on or prior to the Closing Date, (iii) an advance or prepaid amount or deferred revenue realized or received by the Parent Parties prior to the Closing, (iv) use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (v) a change in the accounting method of the Parent Parties pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (vi) any inclusion under Section 951(a) or Section 951A of the Code with respect to income earned or accrued in a taxable period (or portion thereof) ending on or prior to the Closing Date or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(k) The Parent Parties are in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practice and methodologies.

(l) The Parent Parties are not, and never have been, “United States real property holding corporations” within the meaning of Section 897©(2) of the Code.

(m) None of the Parent Parties has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(n) Each of the Parent Parties is and has been treated as a “C” corporation for U.S. federal (and applicable state and local) income Tax purposes since the date of its formation.

(o) The Parent Parties have not engaged in, or been a party to, a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(p) The Parent Parties have not taken or agreed to take any action, and are not aware, after reasonable diligence, of the existence of any facts or circumstances that could, reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

5.17 Parent Benefit Arrangements. Parent and Merger Sub have never, and do not currently, maintain, sponsor or contribute to, or have any liability pursuant to any plan, program or arrangement that would fall under the definition of “Plan” determined as if such definition referenced Parent and Merger Sub, as applicable, instead of the Company. Other than any officers as described in the Parent SEC Documents, Parent and Merger Sub have never employed any employees. Other than repayment of working capital loans or cash advances made by, or reimbursement of any out-of-pocket expenses incurred by, Parent’s officers and directors in connection with activities on Parent’s behalf, neither Parent nor Merger Sub has any unsatisfied material liability with respect to any officer or director.

5.18 Business Activities; Contracts and Liabilities.

(a) Since its incorporation, Parent has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of its covenants or agreements in this Agreement or any Additional Agreements or the consummation of the Transactions or (iii) those that are administrative, ministerial or otherwise immaterial in nature.

(b) There is no Contract binding upon Parent or to which Parent is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(c) Except as set forth on Section 5.18(c) of the Parent Schedules, as of the date of this Agreement, Parent has no Indebtedness.

5.19 No Undisclosed Liabilities. Except for the liabilities (a) set forth in Parent Schedules Section 5.19, (b) that are either permitted pursuant to or incurred in accordance with this Agreement, (c) incurred in the ordinary course of business of the Parent consistent with past practices, (d) for liabilities that are executory obligations arising under Contracts to which Parent is a party (none of which, with respect to the liabilities described in clause (c) and this clause (d), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law), (e) for the Parent Transaction Expenses or (f) set forth or disclosed in the Parent Financial Statements included in the Parent SEC Documents, Parent has no liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

5.20 PIPE Investment; Non-Redemption Agreements.

(a) Each Subscription Agreement with the applicable PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and to the Knowledge of Parent no withdrawal, termination, amendment or modification is contemplated by any PIPE Investor. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each PIPE Investor. Each such Subscription Agreement provides that the Company is a third-party beneficiary thereunder, entitled to enforce such agreements against the PIPE Investor. Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being consummated. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any such Subscription Agreement and, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement. Each Subscription Agreement contains all of the conditions precedent (other than the conditions contained in this Agreement or the Additional Agreements) to the obligations of the PIPE Investors to pay to Parent the applicable portion of the aggregate PIPE Investment set forth in such Subscription Agreements on the terms therein. Other than the Subscription Agreements and Non-Redemption Agreements (if applicable), none of Parent, Merger Sub nor Sponsor have entered into any Contract directly or indirectly with any PIPE Investor in connection with the PIPE Investment.

(b) Each Non-Redemption Agreement with the applicable Non-Redeeming Shareholder is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and to the Knowledge of Parent no withdrawal, termination, amendment or modification is contemplated by any Non-Redeeming Shareholder. Each Non-Redemption Agreement is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each Non-Redeeming Shareholder. Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Non-Redemption Agreement not being satisfied, the transactions contemplated by each Non-Redemption Agreement not being consummated, or the performance by any Non-Redeeming Shareholder of its obligations under the Non-Redemption Agreements. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any such Non-Redemption Agreement and, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition to be satisfied by it contained in any such Non-Redemption Agreement. Each Non-Redemption Agreement contains all of the conditions precedent (other than the conditions contained in this Agreement or the Additional Agreements) to the obligations of the Non-Redeeming Shareholders on the terms therein. Other than the Non-Redemption Agreements, none of Parent, Merger Sub nor Sponsor have entered into any Contract directly or indirectly with any Non-Redeeming Shareholder in connection with the Non-Redemption Agreements.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Conduct of Business. Each of the Company and Parent covenants and agrees that:

(a) From the date hereof until the earlier of (1) the date this Agreement is terminated in accordance with ARTICLE X and (2) the Closing Date (such period, the “Interim Period”), unless Parent or the Company, respectively, shall otherwise give prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed, and provided, that Parent or the Company, respectively, shall be deemed to have consented in writing if it provides no response within three (3) Business Days after the Company or Parent, respectively, has made a request for such consent in writing) and except (x) as expressly required or permitted by this Agreement or any Additional Agreement, (y) in the case of the Company, as set forth in Company Schedule 6.1 or in the case of Parent, as set forth in Parent Schedule 6.1 or (z) as required by applicable Law, each party hereto shall (A) operate and conduct its respective business in the ordinary course of business (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and (B) use its commercially reasonable efforts to preserve intact its business operations, goodwill and business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing, during the Interim Period, except (x) as expressly required or permitted by this Agreement or any Additional Agreement, (y) in the case of the Company, as set forth in Company Schedule 6.1 or in the case of Parent, as set forth in Parent Schedule 6.1 or (z) as required by applicable Law, without the prior written consent of the other parties hereto (which consent shall not be unreasonably conditioned, withheld or delayed, and provided, that the other parties hereto shall be deemed to have consented in writing if such other parties provide no response within three (3) Business Days after the Company, Parent or Merger Sub, as applicable, has made a request for such consent in writing), neither the Company nor Parent nor Merger Sub shall:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents, or propose, adopt or effect any plan, or engage in, any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) (x) with respect to the Company, other than in the ordinary course of business consistent with past practice, amend, waive any provision of, or terminate prior to its scheduled expiration date, any Material Contract in a manner that is materially adverse to the interests of the Company or (y) with respect to Parent, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any right under any Subscription Agreement, Non-Redemption Agreement or the Trust Agreement (in each case other than ministerial changes that do not have an economic impact);

(iii) solely with respect to the Company, enter into any Contract after the date of this Agreement, including for capital expenditures, that would be considered a Material Contract and would obligate the payment by the Company or PubCo, as applicable, of more than $500,000 (individually), other than in the ordinary course of business consistent with past practices or other than any Contract contemplated by the Company 2025 fiscal business plan approved by the Company’s Board of Directors and made available to Parent the “2025 Company Business Plan”);

(iv) make any capital expenditures in excess of $500,000 (individually);

(v) (A) sell, assign, transfer, lease, license, sublicense, convey, covenant not to assert, pledge, or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, fail to maintain, let lapse, or otherwise dispose of, any of the Company’s or Parent’s, as applicable, material tangible or intangible assets or material rights, except pursuant to existing contracts or commitments that are set forth on Company Schedule 6.1(a)(v); or (B) disclose any trade secrets owned by the Company to any Person other than pursuant to a written agreement sufficiently restricting the disclosure and use thereof by such Person;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other Equity Interests; or pay, declare or promise to pay any other amount to any stockholder, shareholder or other holder of Equity Interests in its capacity as such (which for the avoidance of doubt does not include payment of salary, benefits, commissions and other regular and necessary customary payments made in the ordinary course of business consistent with past practices);

(vii) (A) amend any term, right or obligation with respect to any outstanding shares of its capital stock or other Equity Interests, other than any non-economic terms of any Company Option outstanding on the date of this Agreement (or issued after the date hereof in compliance with this Agreement) in accordance with the terms of the applicable Company Option, or (B) adjust, split, subdivide, combine, consolidate or reclassify any of its Equity Interests;

(viii) (A) make any loan, advance or capital contribution to, or investments in, any Person; (B) incur, assume, guarantee or otherwise become liable for, any Indebtedness, including drawings under the lines of credit, if any, other than, in the case of Parent, loans or advances from the Sponsor or an Affiliate thereof or certain of Parent’s officers and directors to finance the Parent Transaction Expenses (which loans or advances shall not exceed $1,000,000 in the aggregate and shall be treated as a Parent Transaction Expense); (C) repay or satisfy any Indebtedness; or (D) amend or modify in any material respect any Indebtedness;

(ix) solely with respect to Parent, suffer or incur any Lien, except for Permitted Liens, on Parent’s assets or properties;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same;

(xi) (A) merge or consolidate or enter a similar transaction with, or acquire any business or the material assets of, any other Person; (B) be acquired by any other Person; or (C) form any Subsidiaries;

(xii) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s respective assets or properties, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) (A) solely with respect to Parent, adopt any severance, retention or other employee plan, or (B) solely with respect to the Company, fail to continue to make timely contributions to each employee health and welfare benefit plan in accordance with the terms thereof;

(xiv) institute, waive, release, compromise, settle or agree to settle any Action, in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary or equitable relief on such party;

(xv) except as required by U.S. GAAP, make any material change in its accounting policies, principles, methods or practices or write down the value of its assets;

(xvi) change its principal place of business or jurisdiction of organization or enter into any new line of business;

(xvii) sell, issue, redeem, assign, transfer, pledge, convey, repurchase or otherwise dispose of any Equity Interests (other than (A) with respect to Parent, the Redemption, (B) as otherwise contemplated by this Agreement or any Additional Agreement or (C) with respect to the Company, any Equity Interests issued pursuant to the Company Equity Incentive Plan);

(xviii) (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods or material method of Tax accounting; (C) amend, modify or otherwise change any filed material Tax Return; (D) settle or compromise any claim, notice, audit report, assessment or other Action in respect of a material amount of Taxes of the Company; (E) enter into any Tax allocation, Tax sharing, Tax indemnity or similar agreement or any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law); (F) surrender or forfeit or allow to expire any right to claim a material Tax refund; (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes; (H) take any action that would change the classification of the Company for U.S. federal (and applicable state and local) income Tax purposes or liquidate or otherwise dissolve the Company; (I) seek any Tax ruling from any Authority or (J) initiate or enter into any voluntary disclosure agreement or similar agreement with any Taxing Authority;

(xix) take any action, or fail to take any action, or become obligated to take or fail to take any action, where such action or failure could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(xx) solely with respect to Parent, enter into any transaction with, distribute or advance any assets or property to, or incur any liabilities to any of its Affiliates, other than (A) the payment of salary and benefits in the ordinary course consistent with past practices or (B) as contemplated by the exceptions set forth in Section 6.1(a)(viii)(B);

(xxi) solely with respect to the Company, other than as required by a Plan, as set forth on Company Schedule 6.1(a)(xvii), or as explicitly contemplated hereunder, (A) grant any severance, retention, change in control or termination or similar pay to any Company director or senior executive, (B) terminate, adopt, enter into or materially amend or grant any new awards under any Plan or any plan, policy, practice, program, agreement or other arrangement solely for the benefit of any Company director or senior executive that would be deemed a Plan as of the date hereof, (C) materially increase the cash compensation, severance, termination or bonus opportunity of any Company director or senior executive, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries to any Company director or senior executive, (E) terminate the employment or engagement, other than for cause, of any employee or independent contractor with an annual compensation in excess of $350,000, (F) make any loan to any Company director or senior executive, other than advancement of expenses in the ordinary course of business consistent with past practices, or (G) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(xxii) solely with respect to the Company, enter into any Affiliate Transactions;

(xxiii) solely with respect to the Company, fail to take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Business, including to obtain or maintain all necessary Permits or fail to comply in material respects with all applicable Laws as contemplated in Sections 4.18 and 4.20;

(xxiv) solely with respect to the Company, materially change its current clinical development plan or current clinical trials relating to, or allocate material resources away from or take any other action that would reasonably be expected to delay or impair the research, development or clinical trials of, BBO-8520, BBO-10203, or BBO 11818; or

(xxv) authorize, agree or commit to do any of the foregoing.

6.2 Exclusivity.

(a) During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, directly or indirectly, (i) encourage, facilitate, solicit, initiate, engage, participate in any discussions or negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, including furnishing (including through any virtual data room) any information relating to the Company or Parent, respectively, or any of their respective assets or businesses, or affording access to the assets, business, properties, books or records of the Company or Parent, respectively, to any Person for the purpose of facilitating an Alternative Transaction, or (iii) approve, recommend, endorse or enter into any Alternative Transaction or any Contract related to any Alternative Transaction or publicly announce an intention to enter into an Alternative Transaction. Immediately following the execution of this Agreement, the Company and the Parent shall each, and shall cause each of its respective Representatives to, terminate any existing discussion or negotiations with any Persons other than Parent, on the one hand, or the Company, on the other hand, concerning any Alternative Transaction. Each party to this Agreement shall be responsible for any acts or omissions of any of its Representatives that, if they were the acts or omissions of such party, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the other party may have against such Representatives of such party with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions (in a single transaction or series of transactions) involving the Company, on the one hand, or the Parent, on the other hand, as applicable and in each case other than the Transactions: (A) any direct or indirect merger, consolidation, share exchange, business combination, reconsolidation, recapitalization, reorganization, liquidation, dissolution, or other similar transaction, or (B) any direct or indirect sale, lease, license, exchange, transfer, option or other disposition of (x) all or a material portion of the assets or properties of the Company or the Business, on the one hand, or the Parent, on the other hand, as applicable, or (y) any class or series of the capital stock or other Equity Interests or debt securities or profit interests of the Company, on the one hand, or the Parent, on the other hand.

(b) In the event that there is an inquiry, proposal or offer for, or an indication of interest in entering into, an Alternative Transaction, communicated to the Company or any of its Representatives (each, an “Alternative Proposal”), the Company shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise Parent, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company shall keep Parent informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each, to the best of its ability, (a) continue to give such other party and such other party’s legal counsel and other Representatives full access to the offices, properties, employees, and Books and Records of the Company, on the one hand, and Parent, on the other hand, as applicable, (b) furnish to the other party, its legal counsel and its other Representatives such financial and operating data and other information relating to the Business and the Company, on the one hand, and Parent, on the other hand, as applicable, as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with such other party and its Representatives in such other party’s investigation of the Company or the Business (in the case of the Company) or the Parent or the business of Parent (in the case of Parent); provided that any access granted pursuant to this Section 6.3 shall utilize commercially reasonable security measures, and be during normal business hours and upon reasonable prior written notice and in such manner as not to interfere unreasonably with the conduct of the Business (in the case of the Company) or the business of Parent (in the case of Parent). Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party hereto shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (ii) violate any applicable Law to which it is subject, or (iii) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy; provided, that, the Company and Parent shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such waiver or violation.

6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify such other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or PubCo, post-Closing) to any such Person or create any Lien on any of the Company’s or PubCo’s assets;

(b) any notice or other communication from any Authority in connection with the Transactions;

(c) the occurrence of any fact or circumstance which constitutes or results in, or would reasonably be expected to constitute or result in, a Material Adverse Effect; and

(d) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

No notice pursuant to this Section 6.4 shall affect any representation or warranty in this Agreement of any party hereto, or any condition to the obligations of any party hereto.

6.5 Cooperation with Registration Statement, Proxy Statement/Prospectus; Other Filings.

(a) As promptly as practicable following the date of this Agreement (and in any event within four (4) Business Days thereafter), Parent shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the parties hereto shall issue a mutually agreeable press release announcing the execution of this Agreement, the Subscription Agreements, and the Non-Redemption Agreements (the “Signing Press Release”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(b) The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities laws or reasonably requested by Parent for inclusion in the Registration Statement and Offer Documents. As promptly as practicable after the receipt by Parent from the Company of all such information, including the Company PCAOB Audited Financial Statements, Parent and the Company shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Ordinary Shares sufficient to obtain Parent Shareholder Approval at a general meeting (whether annual or extraordinary) of holders of Parent Ordinary Shares to be called and held for such purpose (the “Parent Shareholder Meeting”). Such proxy materials shall be in the form of a combined proxy statement and prospectus (the “Proxy Statement/Prospectus”), which shall be included in the Registration Statement filed by Parent with the SEC. Parent shall promptly respond to any SEC comments on the Registration Statement. Parent and the Company shall each pay fifty percent (50%) of the filing fees required in connection with filing the Registration Statement. The Proxy Statement/Prospectus, the Registration Statement, and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(c) Parent shall each time before any offer Document is filed with the SEC (i) permit the Company and its counsel to review and comment on the Offer Documents and (ii) consider any such comments in reasonable and good faith. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Offer Documents, and, in each case, shall consult with the Company and its counsel concerning any such correspondence and shall give the Company and its counsel reasonable opportunity to participate in the response to any such correspondence and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by permitting the Company’s counsel to participate with Parent’s counsel in any discussions or meetings with the SEC. Parent will advise the Company, as promptly as practicable after it receives notice thereof, of the time when the Registration Statement or Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement declared effective or any stop order relating to the Registration Statement is issued.

(d) None of Parent, Parent’s Board of Directors nor any committee of the Parent’s Board of Directors shall withdraw, qualify, amend, change or modify, or propose publicly or by formal action of Parent, the Parent’s Board of Directors or any committee of the Parent’s Board of Directors to withdraw, qualify, amend, change or modify, in a manner adverse to the Company, the Parent Board Recommendation or any other recommendation by Parent, the Parent’s Board of Directors or any committee of the Parent’s Board of Directors in connection with any of the Parent Proposals (in each case, a “Change in Recommendation”); provided, however, that solely in response to a Company Intervening Event, the Parent’s Board of Directors and/or any committee of the Parent’s Board of Directors may make a Change in Recommendation prior to obtaining the Parent Shareholder Approval if Parent’s Board of Directors or such committee determines in good faith, after consultation with and upon the advice of its outside legal counsel, that a failure to make a Change in Recommendation would constitute a breach by Parent’s Board of Directors or such committee of their respective fiduciary duties under applicable Law; provided, further, that Parent’s Board of Directors or such committee shall not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (1) Parent has provided at least ten (10) days’ prior written notice to the Company advising that Parent’s Board of Directors and/or such committee proposes to take such action and which notice contains the material facts underlying Parent’s Board of Directors’ or such committee’s determination that a Company Intervening Event has occurred (a “Change in Recommendation Notice”, and such period from the time the Change in Recommendation Notice is delivered until 5:00 p.m., Boston time on the tenth (10th) day from the date of such notice (it being understood that any material development with respect to a Company Intervening Event shall require a new notice but with an additional five-Business Day (instead of ten-day) period from the date of such notice), the “Change in Recommendation Notice Period”); provided, that, such notification would not, after consultation with and upon the advice of Parent’s outside legal counsel, constitute a breach by the Parent’s Board of Directors of its fiduciary duties under applicable Law or constitute a breach of any applicable Law, (2) during such Change in Recommendation Notice Period, the Parent’s Board of Directors and/or such committee has engaged in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation and (3) following expiration of such Change in Recommendation Notice Period, the Parent’s Board of Directors (including the transaction committee and any other required committee or subgroup of such board) reaffirms in good faith, after consultation with and upon the advice of its outside legal counsel, that the failure to make a Change in Recommendation would constitute a breach by Parent’s Board of Directors or such committee of their respective fiduciary duties under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, during a Change in Recommendation Notice Period, the obligations of Parent or the Parent’s Board of Directors under this Agreement to make filings with any Authority (including the SEC) with respect to the Required Parent Proposals contemplated herein, to give notice for or to convene a general meeting, or make a recommendation, shall be tolled, and in the event any such filing or notice for a meeting was made prior to the commencement of a Change in Recommendation Notice Period, Parent shall be permitted to adjourn such meeting (subject to applicable Law) and amend such filing as necessary to provide sufficient time for Parent Shareholders to consider any revised recommendation.

(e) As soon as practicable following the date on which the Registration Statement is declared effective by the SEC (such effective date, the “S-4 Effective Date”), Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Ordinary Shares and, pursuant thereto, shall call the Parent Shareholder Meeting in accordance with the Parent Articles and all applicable Laws of the Cayman Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Transactions and the other matters presented to the Parent Shareholders for approval or adoption at the Parent Shareholder Meeting, including the Parent Proposals.

(f) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the Parent Articles and all applicable Laws of the Cayman Islands and Nasdaq in the preparation, filing and distribution of the Offer Documents, as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Shareholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Registration Statement, as of the S-4 Effective Date, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the Parent Shareholders, and as of the date of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Offer Documents). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Offer Documents, as of the S-4 Effective Date, the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the Parent Shareholders, the Redemption deadline pursuant to the Parent Articles and Trust Agreement, or at the time of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Merger Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Offer Documents, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties hereto of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Shareholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(g) In accordance with the Parent Articles and applicable Laws, including the Cayman Companies Act and rules and regulations of Nasdaq in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Ordinary Shares the approval of the following proposals: (i) approval of the Merger (the “Merger Proposal”); (ii) approval of the Domestication (the “Domestication Proposal”); (iii) adoption and approval of the PubCo COI

(including any separate or unbundled advisory proposals as are required to implement the foregoing) (the “Charter Amendment Proposal”); (iv) approval of the election of the persons designated pursuant to Section 2.4(b)(i) hereto as directors of PubCo (the “Director Election Proposal”); (v) approval of the PubCo Equity Incentive Plan and the PubCo ESPP (collectively, the “Equity Plan Proposals”); (vi) approval of the issuance of more than 20% of the issued and outstanding Parent Ordinary Shares to the Company Securityholders and the PIPE Investors and any other share issuances in connection with the Merger under applicable exchange listing rules (the “Stock Issuance Proposal”); (vii) approval to adjourn the Parent Shareholder Meeting, if necessary or desirable; and (viii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as determined by Parent (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “Parent Proposals”).

(h) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable. The Offer Documents shall provide the public shareholders of Parent with the opportunity to effect the Redemption at the Redemption Price, all in accordance with the Parent Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC.

(i) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law.

(j) Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable (subject to applicable rules and regulations of the SEC) after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and this Agreement. The Company acknowledges that a substantial portion of the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement/Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Prospectus or responses to comments from the SEC or its staff in connection therewith. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(k) Prior to Closing, Parent shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the consummation of the Transactions contemplated by this Agreement, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the parties hereto shall prepare a mutually agreeable press release announcing the consummation of the Transactions contemplated by this Agreement (“Closing Press Release”). Concurrently or promptly following with the Closing, PubCo shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

6.6 Company Financial Statements and Financial Information; Company Business Plan.

(a) The Company shall use its reasonable best efforts to provide Parent by April 15, 2025, or as promptly as reasonably practicable thereafter, with audited financial statements, including balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity, of the Company as of and for each of the years ended December 31, 2024 and December 31, 2023, in each case, prepared in accordance with U.S. GAAP and Regulation S-X and audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Company PCAOB Audited Financial Statements”).

(b) The Company shall use its reasonable best efforts to provide Parent by the end of each calendar quarter during the Interim Period, or as promptly as reasonably practicable thereafter, the unaudited financial statements, including balance sheets, statements of operations, statements of cash flows and statements of stockholders equity, of the Company as of and for each interim period required to be presented in the Registration Statement, in each case, prepared in accordance with U.S. GAAP and Regulation S-X and reviewed in accordance with SAS 100 review procedures (the “Company Unaudited Interim Financial Statements”).

(c) The Company shall use its reasonable best efforts to promptly provide Parent with additional Company financial information reasonably requested by Parent for inclusion in the Registration Statement, the Proxy Statement/Prospectus and any other filings to be made by Parent with the SEC. Notwithstanding the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with the preparation for inclusion in the Offer Documents of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(d) During the Interim Period, upon request from Parent the Company shall provide Parent with a monthly update of the Company’s cash position and overall performance relative to the Company 2025 Company Business Plan.

6.7 Reasonable Best Efforts; Further Assurances; Governmental Consents.

(a) Except with respect to the matters set forth in Section 6.5, which shall be governed by the terms and condition of Section 6.5, or otherwise as subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts, and shall cooperate fully with the other parties hereto, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the Transactions, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities or other third Persons prior to the Merger Effective Time, (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the Transactions.

(b) Except with respect to the matter set forth in Section 6.5, which shall be governed by the terms and condition of Section 6.5, or otherwise as subject to applicable Law, each of the Company and Parent agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the Transactions and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the Transactions, either in person or by telephone, with any Authority in connection with the Transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (ii), (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use their reasonable best efforts to take all such action.

6.8 Confidentiality.

(a) Each party hereto acknowledges and understands that, in connection with the Transactions, it will receive certain Confidential Information of the other parties hereto (the recipient of such Confidential Information, the “Recipient” and the party hereto disclosing such Confidential Information, the “Disclosing Party”). During the Interim Period, and, in the event that this Agreement is terminated pursuant to ARTICLE X, for a period of two years after such termination, the Recipient shall, and shall instruct its Representatives to, use Confidential Information solely for the purpose of consummating the Transactions, and, in furtherance and not in limitation of the foregoing, shall (i) undertake commercially reasonable precautions to safeguard and protect the confidentiality of the Confidential Information; (ii) not disclose or cause to be disclosed in any manner whatsoever, directly or indirectly, in whole or in part, Confidential Information, except as is expressly permitted under this Agreement; and (iii) except as permitted by Section 6.8(c) below, disclose the Confidential Information only to its Representatives who have been advised by the Recipient of the existence of this Section 6.8 and have been instructed to comply with the provisions of this Section 6.8, or are otherwise subject to a confidentiality agreement with the Disclosing Party.

(b) The term “Confidential Information” means all documents, information (whether oral, written, or electronic), interpretations, and other materials about the Disclosing Party or the Disclosing Party’s business furnished by the Disclosing Party to the Recipient or its Representatives in connection with this Agreement or the Transactions, in each case, that are non-public, confidential, or proprietary, including without limitation, non-public, confidential, or proprietary information related to accounting, financial matters, tax, legal and operational information, proprietary oral, written, or electronic communications, confidential memoranda, presentations, notes, reports, analyses, compilations, forecasts, data, studies, or other documents or materials prepared by the Disclosing Party or its Representatives, or prepared by the Recipient or its Representatives to the extent based on the information or materials referenced in this first sentence of Section 6.8(b). The term “Confidential Information” does not include information that: (i) is, was, or becomes available to the public other than as a result of a disclosure by the Recipient or any of its Representatives in violation of this Section 6.8; (ii) is, was, or becomes available to the Recipient or any of its Representatives from a source other than the Disclosing Party or its Representatives if such source is not known by the Recipient at the time of the disclosure to be bound by a confidentiality agreement with, or other known contractual or legal obligation of confidentiality to, the Disclosing Party with respect to such information; (iii) was or is independently developed by the Recipient or its Representatives without using Confidential Information; (iv) is obtained by the Recipient or its Representatives through subpoena, formal legal proceedings or discovery, or other process; (v) is determined by a court of competent jurisdiction not to be Confidential Information pursuant to a final order not subject to appeal; (vi) is already within the Recipient’s possession prior to it being furnished to the Recipient or its Representatives by or on behalf of the Disclosing Party and not covered by some other confidentiality obligation between the Recipient and the Disclosing Party; or (vii) is agreed by the Disclosing Party in writing (including by email) not to be Confidential Information.

(c) Notwithstanding anything to the contrary in this Section 6.8, the Recipient may disclose any Confidential Information in the event that the Recipient or its Representatives are requested or required (as determined in good faith by the Recipient or such Representative upon the advice of counsel) to disclose all or any portion of the Confidential Information by any applicable Law or applicable stock exchange rules or by request of any Authority (whether by oral questions, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process). Notwithstanding the foregoing, with respect to any such request made under applicable Law, to the extent reasonably practicable and permitted by applicable Law, the Recipient agrees to promptly notify the Disclosing Party of such request so that the Disclosing Party may intervene (at the Disclosing Party’s sole cost and expense) to take legally available steps to resist or narrow such request, including the Disclosing Party’s efforts to seek a protective order or other appropriate remedy (at the Disclosing Party’s sole cost and expense). In addition, to the extent permitted by applicable Law, the Recipient will not oppose and, to the extent requested by the Disclosing Party, will use commercially reasonable efforts to cooperate with the Disclosing Party (at the Disclosing Party’s sole cost and expense) with regard to, any action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information, or to resist or narrow the request or requirement for information. Provided the Recipient and its Representatives comply with the notice and other provisions of this Section 6.8(c), if the Recipient, or any of its Representatives, is requested by any Authority or is required by applicable Law to disclose Confidential Information, the Recipient or its Representatives may disclose that portion of the Confidential Information that the Recipient, or any of its Representatives, reasonably believes is requested or required by applicable Law without any liability for such disclosure. Notwithstanding anything in this Agreement to the contrary, the Recipient and its Representatives may disclose Confidential Information without notice or other obligation to the Disclosing Party or taking any other action hereunder in connection with routine supervisory examinations, inspections, investigations or inquiries by an auditor, banking or other regulatory or self-regulatory authorities having jurisdiction or any other ordinary course regulatory audits of the Recipient’s or any of its Representatives’ respective businesses, provided that such examinations, inspections, investigations or inquiries are not specifically directed at the Disclosing Party, the Transaction, or any Confidential Information (as determined by the Recipient or such Representative upon the advice of counsel).

(d) Upon the Disclosing Party’s written request (email being sufficient), the Recipient shall (within 5 Business Days following the receipt of such written request), and shall promptly direct its Representatives to, deliver to the Disclosing Party or, at the option of the Recipient, destroy (to the extent technically and reasonably practicable) all written Confidential Information without retaining, in whole or in part, any copies, extracts, or other reproductions (whatever the form or storage medium) of such Confidential Information, and, if applicable, upon written request, shall confirm the destruction of such Confidential Information in writing (which may be by email) to the Disclosing Party. Notwithstanding the foregoing sentence, the Recipient and its Representatives may retain: (i) that portion of the Confidential Information that consists of copies, electronic copies, notes, analyses, compilations, studies, interpretations, or other documents prepared by the Recipient or any Representative of the Recipient; (ii) such documents, records, and copies as it reasonably believes may be required in order to satisfy any internal compliance, record keeping, retention policies and/or procedures or Law to which the Recipient or such Representative is subject; (iii) any portion of the Confidential Information that is no longer in their sole custody and control pursuant to a prior disclosure under Law; (iv) Confidential Information contained in backup tapes or other media made in the ordinary course of business pursuant to automated archival processes; and (v) any portions of the Confidential Information that have been disclosed to the public pursuant to the terms of this Agreement.

(e) The Company acknowledges and agrees that it is aware, and its Affiliates and Representatives are aware (or upon receipt of any material nonpublic information of Parent, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. The Company hereby agrees, except in connection with or support of the Transactions and as contemplated by this Agreement, while any of them are in possession of such material nonpublic information, during the Interim Period, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Parent, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

6.9 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) The parties hereto agree that for a period of six (6) years from the Closing Date, the parties hereto shall, and shall cause PubCo and the Surviving Corporation to, maintain in effect, in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of Parent, Merger Sub or the Company, as the case may be, or who, at the request of Parent, Merger Sub or the Company, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), the exculpation, indemnification and advancement of expenses provisions of Parent’s, Merger Sub’s and the Company’s respective organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Parent, Merger Sub or the Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, (which, for the avoidance of doubt, shall provide for the advancement of reasonable attorneys’ fees and expenses of any such Person as incurred to the fullest extent permitted under applicable Law (including in connection with any Action brought by any such Person to enforce his or her rights under this Section 6.9)) and the parties hereto shall, and shall cause PubCo and the Surviving Corporation to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, PubCo shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.9 without limit as to time.

(b) At or prior to the Closing, each of Parent and the Company shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is currently covered by a directors’ and officers’ liability insurance policy of Parent and the Company, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; provided that in no event shall Parent and the Company, respectively, be required to expend on the premium thereof in excess of 350% of the aggregate annual premiums currently payable by Parent and the Company, respectively, with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. From and after the Merger Effective Time, Parent shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by PubCo and the Surviving Corporation, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.9(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of the Company shall be settled without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the organizational documents of Parent, Merger Sub, or the Company, any other indemnification arrangement, any Law or otherwise. The obligations of Parent and the Company under this Section 6.9(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.9 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.9.

(d) If Parent or, after the Closing, PubCo or the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of PubCo or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.9.

6.10 Sponsor Indemnification.

(a) As set forth in that certain Administrative Services and Indemnification Agreement, dated February 8, 2024, by and between Parent and the Sponsor (the “Sponsor Indemnification Agreement”), the parties hereto each acknowledge and agree that Parent’s obligations to indemnify and hold harmless the Indemnitees (as defined in the Sponsor Indemnification Agreement, which term includes the Sponsor and Cormorant) expressly survives the Closing and will be the obligations of PubCo as of and following the Domestication as the successor to Parent.

(b) At the Domestication Effective Time, PubCo shall assume all rights and obligations of Parent and its successors under all indemnification agreements (including the Sponsor Indemnification Agreement) then in effect between Parent (or any of its successors) and any Person who is or was a director or officer of Parent or Sponsor prior to the Domestication Effective Time and that have either been (a) entered into prior to the date hereof and made available to the Company prior to the Closing or (b) are entered into after the date hereof in accordance with Section 6.1, which indemnification agreements (including the Sponsor Indemnification Agreement but only with respect to the indemnification, exoneration, exculpation, advancement and expense reimbursement provisions therein) shall continue to be effective following the Closing.

6.11 Certain Tax Matters.

(a) For U.S. federal (and applicable state and local) income Tax purposes, each of the parties hereto intends that (a) the Class B Share Conversion qualifies for the Class B Share Conversion Intended Tax Treatment, (b) the Domestication qualifies for the Domestication Intended Tax Treatment and (c) the Merger qualifies for the Merger Intended Tax Treatment. The parties hereto hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) agree to file and retain such information as shall be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax Returns on a basis consistent with the Intended Tax Treatment and not otherwise to take any position or action inconsistent with the Intended Tax Treatment, in each case, unless otherwise required by a Authority as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law. Each party hereto agrees to use reasonable best efforts to promptly notify all other parties hereto of any challenge to the qualification of the relevant portion of the transactions contemplated by this Agreement for its Intended Tax Treatment by any Authority. None of the parties hereto shall (and none of the parties hereto shall permit or cause any of their respective Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment, and each of the parties hereto shall use its reasonable best efforts to cause the Class B Share Conversion to qualify for the Class B Share Conversion Intended Tax Treatment, the Domestication

to qualify for the Domestication Intended Tax Treatment and the Merger to qualify for the Merger Intended Tax Treatment. Each of the parties acknowledges and agrees that each has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement.

(a) Parent and the Company shall promptly notify the other party in writing if, before the Closing Date, either such party knows or has reason to believe that the Class B Share Conversion Intended Tax Treatment may not qualify for the Class B Share Conversion Intended Tax Treatment, the Domestication may not qualify for the Domestication Intended Tax Treatment or that the Merger may not qualify for the Merger Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Company and Parent reasonably determines on the advice of their respective counsel that such amendments would be reasonably expected to result in the Class B Share Conversion Intended Tax Treatment, the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment and would not be commercially impracticable).

(b) In the event the SEC requires that an opinion of external counsel relating to the Tax consequences of, or related to, the transactions contemplated by this Agreement be issued in connection with the Registration Statement, the Proxy Statement/Prospectus or Other Filings, each of the parties hereto shall reasonably cooperate in good faith with one another in connection with the issuance of such a Tax opinion. In connection with the foregoing, each of the parties hereto shall (and shall cause their respective Affiliates, Subsidiaries or Representatives to) execute and deliver customary Tax representation letters to the applicable counsel, upon reasonable request therefore, dated as of the necessary date and signed by an officer of the applicable party and in form and substance reasonably satisfactory to such counsel (including containing customary representations, warranties and covenants) and reasonably necessary or appropriate to enable such counsel to render any such opinion. Notwithstanding anything to the contrary in this Agreement, Goodwin Procter LLP or other advisors of the Company shall not be required to provide any opinion to any party regarding the Domestication Intended Tax Treatment or with respect to any Tax matters affecting Parent or any of its equityholders, and White & Case LLP or other advisors of Parent shall not be required to provide any opinion to any party regarding the Merger Intended Tax Treatment or with respect to any Tax matters affecting the Company or any of its equityholders. Notwithstanding anything to the contrary in this Agreement, neither counsel nor advisors to Parent or the Company shall be required, or be deemed to be required, to provide any Tax opinion as an express condition precedent to the transactions contemplated by this Agreement.

(c) The parties hereto shall reasonably cooperate in connection with Tax compliance matters, including any requests from equityholders of the Parent in connection with matters relating to Parent’s U.S. federal tax classification as a “passive foreign investment company” or “controlled foreign corporation.”

(b) All Transfer Taxes shall be paid by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the Company equityholders and PubCo will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. Each party hereto shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

6.12 Litigation. During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Actions (including derivative claims) relating to this Agreement, any Additional Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced (or to such party’s knowledge threatened) against, in the case of Parent, any of Parent or any of its Representatives (in their capacity as a representative of Parent) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in (subject to a customary joint defense agreement), but not control, the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. In no event shall (A) any of Parent or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (B) the Company or any of its Representatives settle or compromise any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII

COVENANTS OF THE COMPANY

7.1 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Company Schedule 7.1. The parties hereto have determined and agree that no filing or waiting period under the HSR Act is required in respect of the Transactions.

7.2 Company Stockholder Approval. The Company shall ensure that, within 24 hours after the execution and delivery of this Agreement (the “Company Stockholder Written Consent Deadline”), a stockholder written consent in substantially the form attached hereto as Exhibit H (the “Company Stockholder Written Consent”), duly executed and delivered by such Company Stockholders as is required to fully and irrevocably obtain the Company Stockholder Approval, shall be delivered to Parent. The Company shall ensure that the Company Stockholder Written Consents executed and delivered in accordance with the foregoing sentence shall have been obtained and executed in compliance with, and are valid and effective under, the applicable provisions of the DGCL, and if applicable, CCC and any other applicable Laws and the Company’s organizational documents. Concurrently with the delivery of the Company Stockholder Written Consent to Parent pursuant to this Section 7.2, the Company shall deliver to Parent a Company Support Agreement in substantially the form attached hereto as Exhibit I, duly executed by each Company Stockholder that executes and delivers the Company Stockholder Written Consent pursuant to this Section 7.2. Promptly following the receipt of the Company Stockholder Approval via the executed Company Stockholder Written Consents, the Company will prepare (subject to the reasonable approval of Parent) and deliver, to the holders of Company Capital Stock who have not executed and delivered the Company Stockholder Written Consent, the notice required by Section 228(e) of the DGCL, which shall include a description of the appraisal and dissenter rights of such holders available under Section 262 of the DGCL and/or, if applicable, Chapter 13 of the CCC, along with such other information as is required thereunder and pursuant to other applicable Law. Neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change, qualify or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the Company Board Recommendation.

7.3 No Parent Securities Transactions. From and after the date of this Agreement until the Merger Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Parent without the prior consent of Parent if the Company possesses material nonpublic information of Parent.

ARTICLE VIII

COVENANTS OF PARENT

8.1 Nasdaq Listing. Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with Nasdaq in connection with the Transactions to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq to be satisfied; and (c) the PubCo Common Stock to be issued as Aggregate Merger Consideration or in connection with the PIPE Investment to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Merger Effective Time.

8.2 PubCo Equity Incentive Plan and PubCo ESPP. Prior to the S-4 Effective Date, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit J, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) (the “PubCo Equity Incentive Plan”). The PubCo Equity Incentive Plan shall have such number of shares available for issuance equal to six percent (6%) of the PubCo Common Stock on a fully-diluted basis (calculated after giving effect to the transactions hereunder but excluding any Company Converted Options) and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the PubCo Equity Incentive Plan equal to five percent (5%) of the PubCo Common Stock on a fully-diluted basis. In addition, prior to the S-4 Effective Date, Parent shall adopt an employee stock purchase plan in substantially the form attached hereto as Exhibit K, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the

Company or Parent, as applicable) (the “PubCo ESPP”). The PubCo ESPP shall have such number of shares available for issuance equal to 2% of the PubCo Common Stock on a fully diluted basis (calculated after giving effect to the transactions hereunder) and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the PubCo ESPP equal to one percent (1%) of the PubCo Common Stock on a fully-diluted basis. Within ten (10) Business Days following the expiration of the sixty (60) day period following the date PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the shares of PubCo Common Stock issuable under the PubCo Equity Incentive Plan and the PubCo ESPP.

8.3 Trust Account. Parent shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public shareholders of Parent in connection with the Redemption (the “Parent Redemption Amount”), (b) deferred underwriting compensation and the other Transaction Expenses to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to PubCo after the Closing.

8.4 PIPE Investment. Parent has delivered to the Company copies of the Subscription Agreements entered into by Parent and the PIPE Investors as of the date of this Agreement. From and after the date of this Agreement none of Parent, Merger Sub nor Sponsor shall enter into any Contract with any Person relating to any Equity Interests, including any Subscription Agreement or Non-Redemption Agreement without the Company’s prior written consent in the Company’s sole discretion. Parent shall not amend, modify or waive, or consent to any amendment, modification or waiver of, any term of any Subscription Agreement, in each case, without the prior written consent of the Company in the Company’s sole discretion; provided that any modification or waiver that is solely ministerial in nature, or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of the Company. Subject to the immediately preceding sentence, Parent shall use its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with it, (a) to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on or prior to the Closing on the terms described therein, and (b) to satisfy on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder and to enforce the rights of Parent under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Parent the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. As promptly as practicable after Parent acquires knowledge thereof, Parent shall give the Company written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; or (iii) if Parent does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

8.5 Non-Redemption Agreements. Parent has delivered to the Company copies of the Non-Redemption Agreements entered into by Parent and the Non-Redeeming Shareholders as of the date of this Agreement. Parent shall not amend, modify or waive, or consent to any amendment, modification or waiver of, any term of any Non-Redemption Agreement, in each case, without the prior written consent of the Company in the Company’s sole discretion; provided that any modification or waiver that is solely ministerial in nature, or is otherwise immaterial and does not affect any economic or any other material term of a Non-Redemption Agreement shall not require the prior written consent of the Company. Subject to the immediately preceding sentence, Parent shall use its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with it, (a) to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Non-Redemption Agreements, and for each Non-Redeeming Shareholders to perform its obligations under the Non-Redemption Agreements, on or prior to the Closing on the terms described therein, and (b) to satisfy on a timely basis all conditions and covenants applicable to Parent in the Non-Redemption Agreements and otherwise comply with its obligations thereunder and to enforce the rights of Parent under the Non-Redemption Agreements to cause the Non-Redeeming Shareholders to perform their obligations under the applicable Non-Redemption Agreement in accordance with its terms. As promptly as practicable after Parent acquires knowledge thereof, Parent shall give the Company written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Non-Redemption Agreement known to Parent; and (ii) of the receipt of any written notice or other written communication from any party to any Non-Redemption Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Non-Redemption Agreement or any provisions of any Non-Redemption Agreement.

8.6 Adoption of Registration Statement. Within one Business Day of the Closing Date, the post-Domestication Parent, as the successor to the pre-Domestication Parent, shall file a post-effective amendment to the Registration Statement pursuant to Rule 414(d) of the Securities Act.

8.7 Section 16 Matters. Prior to the Domestication Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Parent Ordinary Shares or acquisitions of PubCo Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may be or become subject to the reporting requirements of Section 16 of the Exchange Act to be an exempt disposition or exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.8 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

8.9 Employment Agreements. Parent shall use commercially reasonable efforts to enter into Employment Agreements with the Company executive employees listed in Company Schedule 1.1(a), which Employment Agreements would become effective as of the Closing.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of each of the parties hereto to consummate the Transactions are subject to the satisfaction of all of the following conditions at or prior to the Domestication Effective Time (or, with respect to the conditions in Sections 9.1(a) and 9.1(e), at or prior to the Merger Effective Time), any one or more of which may be waived (where permissible) in writing by both Parent (on behalf of itself and Merger Sub) and the Company:

(a) No Prohibition. No Authority having competent jurisdiction over the parties hereto with respect to the Transactions shall have (i) enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award that is in effect or (ii) brought an Action or issued or granted any Order (whether temporary, preliminary, or permanent) that is in effect and is final and non-appealable, and, in each case, which has the effect of making the Transactions illegal or otherwise restraining, enjoining, or prohibiting consummation of the Transactions.

(b) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(c) Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(d) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(e) PubCo Board. The size and composition of the PubCo’s Board of Directors shall be as set forth in Section 2.4(b)(i) hereto.

(f) Nasdaq Listing. Parent’s initial listing application with Nasdaq in connection with the Transactions shall have been approved and the PubCo Common Stock to be issued in connection with this Agreement, including the Aggregate Merger Consideration and shares of PubCo Common Stock to be issued pursuant to the PIPE Investment, shall have been approved for listing on Nasdaq, subject to official notice of issuance.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction of all the following further conditions any one or more of which may be waived (where permissible) in writing by Parent (in its sole and absolute discretion):

(a) Agreements and Covenants. The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with at or prior to the Closing; provided, that for purposes of this Section 9.2(a), an obligation of the Company shall only be deemed to have not been performed or complied with if the Company has materially breached such obligation and failed to cure within five (5) days after written notice of such breach has been delivered to the Company (or if earlier, the Outside Closing Date).

(b) Representations and Warranties. The Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is expressly made as of an earlier date or time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or time, as applicable), and (ii) the representations and warranties of the Company set forth in Article IV (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct in all respects as of such earlier date or time, as applicable), except, in each case of this subclause (ii), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein), individually or in the aggregate, does not cause a Material Adverse Effect.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof that is continuing.

(d) Officer’s Certificate. Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying the accuracy of the foregoing clauses (a), (b) and (c) of this Section 9.2.

(e) FIRPTA Certificate. The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date and in substantially the form attached hereto as Exhibit L, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code.

(f) Termination of Certain Contracts. The Company shall have delivered to Parent evidence, in form and substance reasonably acceptable to Parent, that each of the Terminating Contracts shall be terminated effective as of immediately prior to the Merger Effective Time without any further obligations of the Company or PubCo.

(g) Required Company Consents. The Company shall have obtained each Required Company Consent and delivered to Parent evidence thereof, in form and substance reasonably acceptable to Parent.

9.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of all of the following further conditions any one or more of which may be waived (where permissible) in writing by the Company (in its sole and absolute discretion):

(a) Agreements and Covenants. Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with at or prior to the Closing; provided, that for purposes of this Section 9.3(a), an obligation of Parent or Merger Sub, as applicable, shall only be deemed to have not been performed or complied with if Parent or Merger Sub, respectively, has materially breached such obligation and failed to cure within five (5) days after written notice of such breach has been delivered to Parent (or if earlier, the Outside Closing Date).

(b) Representations and Warranties. (i) the Parent Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or time, as applicable), (ii) the representations and warranties of Parent (other than the Parent Fundamental Representations) contained in ARTICLE V of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct as of such earlier date or time, as applicable), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth herein), individually or in the aggregate, does not cause a Parent Material Adverse Effect.

(c) Officer’s Certificate. The Company shall have received a certificate signed by an authorized officer of Parent certifying the accuracy of the foregoing clauses (a) and (b) of this Section 9.3.

(d) PubCo COI. The PubCo COI shall have been filed with, and declared effective by, the Delaware Secretary of State.

(e) Registration Rights Agreement. Sponsor and Cormorant shall have executed and delivered to the Company a copy of the Registration Rights Agreement.

(f) Lock-Up Agreement. Parent and the Lock-Up Stockholders shall have executed and delivered to the Company a copy of the Lock-Up Agreement.

(g) Parent Support Agreement. Sponsor, Cormorant, and Parent’s Independent Directors shall have complied in all material respects with the respective covenants required to be performed or complied with by them pursuant to the Parent Support Agreement and the Parent Support Agreement shall not have been terminated.

(h) Minimum Cash. The Aggregate Parent Closing Cash shall be equal to or greater than $400,000,000.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party hereto may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was caused by the failure of such party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

9.5 Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this ARTICLE IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE X

TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing has not occurred by October 31, 2025 (the “Outside Closing Date”) (provided that, if the SEC has not declared the Registration Statement effective on or prior to September 30, 2025, the Outside Closing Date shall be automatically extended to December 31, 2025), then each of Parent and the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 10.1(a) shall not be available if the failure by the party seeking to terminate this Agreement to fulfill any obligation under this Agreement has been the proximate cause of the failure of the Closing to occur on or before the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of making the Transactions illegal or permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, at any time prior to the Closing to terminate this Agreement without liability to the other party by giving written notice to such other party; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Parent or the Company if the failure of such Person to fulfill any obligation under this Agreement has been the proximate cause of such Law or Order.

(c) This Agreement may be terminated at any time prior to the Closing by the written consent of the Company and Parent.

(d) This Agreement may be terminated at any time prior to the Domestication by the Company or the Parent by written notice to the other if the Parent Shareholder Approval is not obtained at the Parent Shareholder Meeting (subject to any adjournment or postponement thereof).

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Domestication, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) (x) if the Company shall have breached any representation, warranty, agreement or covenant contained herein which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or Section 9.2(b) impossible and (y) such breach cannot be cured or is not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) if the Company Stockholder Written Consent is not obtained or is not delivered to Parent by the Company Stockholder Written Consent Deadline in accordance with Section 7.2; provided, however, that Parent shall not have the right to terminate pursuant to this clause (ii) unless Parent provides written notice of its intention to terminate on or prior to 24 hours following the Company Stockholder Written Consent Deadline.

(b) The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Domestication, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.3(a) or Section 9.3(b) impossible; and (ii) such breach cannot be cured or is not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X, this Agreement shall become void and be of no further force or effect, without any liability on the part of any party hereto (or any shareholder, director, officer, employee, Affiliate, agent, consultant or Representative of such party) to any other party hereto or any other Person; provided that, no such termination shall relieve any party from liability arising out of or incurred as a result of the willful breach by such party of this Agreement or such party’s fraud. The provisions of Section 6.8, Section 6.9, ARTICLE X, this Section 10.3, and ARTICLE XI, and any other Section or Article of this Agreement which is required to survive in order to give appropriate effect to Section 6.8, Section 6.9, ARTICLE X, this Section 10.3, and ARTICLE XI, shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 5:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; (c) if by email, on the date of transmission; or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or PubCo), to:

TheRas, Inc.

1 Corporate Drive

South San Francisco, CA 94080

Attn: Eli Wallace

E-mail: [****]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

525 Market Street

San Francisco, CA 94105

Attention: Maggie Wong, Esq.

Jocelyn Arel, Esq.

Dan Espinoza, Esq.

E-mail: [****]

if to Parent or Merger Sub:

Helix Acquisition Corp. II

c/o Cormorant Asset Management, LP

200 Clarendon Street, 52nd Floor

Boston, MA 02116

Attn: Bihua Chen

E-mail:

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Joel L. Rubinstein

E-mail:

and

White & Case LLP

3000 El Camino Real

2 Palo Alto Square, Suite 900

Palo Alto, CA 94306

Attention: Neeta Sahadev

E-mail:

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party hereto from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party hereto waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon any party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to seek to obtain an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(d) Notwithstanding anything to the contrary contained herein, no party hereto shall seek, nor shall any party hereto be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party hereto in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Publicity. Except as required by applicable Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties hereto agree that neither they nor their respective Representatives shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other parties hereto. If a party hereto is required to make such a disclosure as required by applicable Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other parties hereto reasonable time to comment on such disclosure in advance of its issuance.

11.5 Expenses. Except as otherwise set forth herein, the payment of any filing fees with the SEC relating to the Offer Documents shall be borne equally by the Company and Parent. If the Closing does not take place, each party hereto shall be responsible for its own expenses. Upon the Closing, all Transaction Expenses shall be paid and/or reimbursed by wire transfer of immediately available funds, from Aggregate Parent Closing Cash, and to the extent such funds are exhausted, will be paid by the PubCo.

11.6 No Assignment or Delegation. No party hereto may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof (except that the Cayman Islands Companies Act (As Revised) shall also apply to the Domestication).

11.8 Waiver of Jury Trial. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9 Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.9 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.10 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party hereto of an executed counterpart or the earlier delivery to each party hereto of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other parties hereto.

11.11 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

11.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. The parties hereto shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.13 Further Assurances. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the Transactions.

11.14 Third Party Beneficiaries. Except as provided in Sections 6.8, 6.9, 6.10, ARTICLE X and Section 11.16, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.15 Waiver. Reference is made to the final prospectus of Parent, dated February 8, 2024 (the “IPO Prospectus”). The Company has read the IPO Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of its Affiliates and its and their Representatives, hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the monies in the Trust Account now or in the future as a result of, or arising out of, this Agreement, and (c) agrees that it will not seek recourse against the monies in the Trust Account for any reason provided, however, that the foregoing waiver will not limit or prohibit the Company, from pursuing a claim against Parent, Merger Sub or any other Person for legal relief against monies outside the Trust Account or other assets of Parent or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions, including a claim against Parent and Merger Sub to specifically perform its obligations under this Agreement in accordance with the terms of this Agreement.

11.16 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the Transactions may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.16) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the Transactions.

11.17 Non-Survival of Representations and Warranties. Except as otherwise set forth in Section 10.3 or (y) in the case of claims against a Person in respect of such Person’s common law fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing and (b) this ARTICLE XI.

11.18 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE COMPANY SCHEDULES. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the Business of the Company by management of the Company or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the Transactions, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Company Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the Transactions, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Company Schedules. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Company Schedules: (i) each of Parent and Merger Sub acknowledges and agrees that: (A) neither the Company, the Company Securityholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the Business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective Representatives or made available to Parent and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (B) no Representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (ii) Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (iii) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, MERGER SUB, SPONSOR OR ANY OTHER HOLDERS OF EQUITY INTERESTS OF PARENT OR MERGER SUB, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT OR MERGER SUB OR THEIR RESPECTIVE BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE PARENT SCHEDULES. Without limiting the generality of the foregoing, none of Parent, Merger Sub, Sponsor nor any other holders of Equity

Interests of Parent or Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent or Merger Sub made available to the Company and its Representatives, including due diligence materials, or in any presentation of the business of Parent or Merger Sub made by management of Parent or Merger Sub or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the Additional Agreements or the Transactions, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Parent Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub, and are not and shall not be deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the Additional Agreement and the Transactions, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Parent Schedules. Except for the specific representations and warranties expressly made by Parent and Merger Sub in ARTICLE V, in each case as modified by the Parent Schedules: (i) the Company acknowledges and agrees that: (A) none of Parent, Merger Sub, Sponsor nor any other holders of Equity Interests of Parent or Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent or Merger Sub or the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent or Merger Sub, the nature or extent of any liabilities of Parent or Merger Sub, the effectiveness or the success of any operations of Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent or Merger Sub furnished to the Company or its Representatives or made available to the Company and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (B) no Representative of Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (ii) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub, Sponsor and the other holders of Equity Interests of Parent and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (iii) none of Parent, Merger Sub, Sponsor nor any other holders of Equity Interests of Parent or Merger Sub nor any other Person shall have any liability to the Company or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or Merger Sub or the future business, operations or affairs of Parent or Merger Sub.

11.19 Conflicts and Privilege.

(a) Each of the parties hereto, on its own behalf and on behalf of its Affiliates from time to time, hereby agree that, in the event that a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other Equity Interests of Parent or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Parent Group”), on the one hand, and (y) the Company or PubCo, on the other hand, any legal counsel, including White & Case LLP (“White & Case”), that represented Parent and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Parent Group in such dispute even though the interests of such Persons may be directly adverse to the Company or PubCo, and even though such counsel may have represented the Parent Group and/or PubCo in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the Company and/or the Sponsor. The parties hereto, on behalf of their respective successors and assigns (including, after the Closing, PubCo), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the Parent Group, on the one hand, and White & Case, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to the Parent Group after the Closing, and shall not pass to or be claimed or controlled by PubCo or the Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Parent or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b) The parties hereto, on behalf of their respective successors and assigns (including, after the Closing, PubCo), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand, and (y) any member of the Parent Group, on the other hand, any legal counsel, including Goodwin Procter LLP (“Goodwin”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Parent Group, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby) between or among any member of the Company Group, on the one hand, and Goodwin, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the PubCo. Notwithstanding the foregoing, any privileged communications or information shared by Parent prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Parent.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

HELIX ACQUISITION CORP. II

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Chief Executive Officer

Merger Sub:

HELIX II MERGER SUB, INC.

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	President

Company:

THERAS, INC.

By:	/s/ Eli Wallace
Name:	Eli Wallace
Title:	Chief Executive Officer

[Signature page to Business Combination Agreement]

Exhibit A

CERTIFICATE OF INCORPORATION

OF

BRIDGEBIO ONCOLOGY THERAPEUTICS, INC.

(See Annex I to the proxy statement/prospectus on Form S-4 (File No. 288222) filed on July 9, 2025)

Exhibit B

BYLAWS

OF

BRIDGEBIO ONCOLOGY THERAPEUTICS, INC.

(See Annex J to the proxy statement/prospectus on Form S-4 (File No. 288222) filed on July 9, 2025)

Exhibit C

FORM OF PARENT SUPPORT AGREEMENT

(See Annex B to the proxy statement/prospectus on Form S-4 (File No. 288222) filed on July 9, 2025)

Exhibit D

FORM OF SUBSCRIPTION AGREEMENT

(See Annex E to the proxy statement/prospectus on Form S-4 (File No. 288222) filed on July 9, 2025)

Exhibit E

FORM OF NON-REDEMPTION AGREEMENT

(See Annex F to the proxy statement/prospectus on Form S-4 (File No. 288222) filed on July 9, 2025)

Exhibit F

FORM OF LOCK-UP AGREEMENT

(See Annex G to the proxy statement/prospectus on Form S-4 (File No. 288222) filed on July 9, 2025)

Exhibit G

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

(See Annex H to the proxy statement/prospectus on Form S-4 (File No. 288222) filed on July 9, 2025)

Exhibit H

FORM OF

THERAS, INC.

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS

(See Annex D to the proxy statement/prospectus on Form S-4 (File No. 288222) filed on July 9, 2025)

Exhibit I

FORM OF COMPANY SUPPORT AGREEMENT

(See Annex C to the proxy statement/prospectus on Form S-4 (File No. 288222) filed on July 9, 2025)

Exhibit J

BRIDGEBIO ONCOLOGY THERAPEUTICS, INC.

2025 STOCK OPTION AND INCENTIVE PLAN

(See Annex K to the proxy statement/prospectus on Form S-4 (File No. 288222) filed on July 9, 2025)

Exhibit K

BRIDGEBIO ONCOLOGY THERAPEUTICS, INC.

2025 EMPLOYEE STOCK PURCHASE PLAN

(See Annex L to the proxy statement/prospectus on Form S-4 (File No. 288222) filed on July 9, 2025)

Exhibit L

FORM OF FIRPTA CERTIFICATE

[Omitted]